UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Monster Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2010

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, June 8, 2010, at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, New York 10036. You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the Annual Meeting.

At the Annual Meeting, you will be asked to elect eight directors from among the nominees described in the enclosed Proxy Statement and ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm. In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those stockholders who are able to be present at the Annual Meeting; however, whether or not you plan to be with us at the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience. You may vote by Internet or telephone. If you received a printed copy of the proxy materials, you may also vote by mail by signing, dating and returning the enclosed proxy card.

Thank you for your cooperation.

Very truly yours,

SALVATORE IANNUZZI
Chairman of the Board of Directors, President
and Chief Executive Officer

MONSTER WORLDWIDE, INC.
622 THIRD AVENUE, 39TH FLOOR
NEW YORK, NEW YORK 10017
(212) 351-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Monster Worldwide, Inc. will be held on Tuesday, June 8, 2010 at 10:00 a.m. at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, New York 10036 for the following purposes:

(1) to elect eight directors from among the nominees described in this Proxy Statement;

(2) to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3) to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

All stockholders of record at the close of business on April 14, 2010 will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the Annual Meeting.

Whether or not you plan to be with us at the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience. You may vote by Internet or telephone. If you received a printed copy of the proxy materials, you may also vote by mail by signing, dating and returning the enclosed proxy card. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

MICHAEL C. MILLER
Executive Vice President, General
Counsel and Secretary

PROXY STATEMENT

This Proxy Statement contains information relating to the 2010 Annual Meeting of Stockholders of Monster Worldwide, Inc. (referred to in this Proxy Statement as “we,” “Monster” or the “Company”) to be held on Tuesday, June 8, 2010, beginning at 10:00 a.m. at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, New York 10036, and at any postponements or adjournments thereof.

We are mailing a printed copy of this Proxy Statement, a proxy card and the 2009 Annual Report of the Company to certain stockholders and a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) to other stockholders beginning on or around April 28, 2010. The Annual Report being made available on the Internet and mailed with the Proxy Statement is not part of the proxy-soliciting materials.

ABOUT THE MEETING AND THE PROXY MATERIALS

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement, consisting of the election of directors from among the nominees described in this Proxy Statement and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm. In addition, management will report on the performance of the Company during 2009 and respond to questions from stockholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, in writing or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. We have engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of proxies. We will pay Innisfree a fee of $12,500 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 14, 2010, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting, or any postponements or adjournments thereof. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of common stock?

On April 14, 2010, there were 126,117,598 shares of common stock outstanding. Each outstanding share of common stock will be entitled to one vote on each matter acted upon.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

How do I vote?

If you are a registered stockholder, you can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by Internet or telephone or, if you received a printed copy of your proxy materials, by mail. Each of these procedures is more fully explained below. Even if you plan to attend the Annual Meeting, the Board of Directors recommends that you vote by proxy. If you hold your shares through a broker or other nominee or if you hold your shares through the Monster Worldwide, Inc. 401(k) Savings Plan (the “401(k) Plan”), please refer to the voting procedures described below.

Vote by Internet

You can vote your shares by Internet on the voting website, which is www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Monday, June 7, 2010. You will have the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail but choose to vote by the Internet, you do not need to return your proxy card.

Vote by Telephone

You can also vote your shares by telephone by calling the toll-free number provided on the voting website, which is www.proxyvote.com, and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Monday, June 7, 2010. Voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail but choose to vote by telephone, you do not need to return your proxy card.

Vote by Mail

If you received a printed copy of your proxy materials, you can vote by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Monday, June 7, 2010. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.

Voting at the Annual Meeting

If you wish to vote at the Annual Meeting, written ballots will be available at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by Internet, telephone or mail, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Voting for Stockholders that Hold Shares Through a Broker or Nominee

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability to provide voting instructions by Internet, telephone and mail.

Voting for 401(k) Plan Participants

Each participant in the 401(k) Plan is entitled to direct the trustee of the 401(k) Plan to vote the shares of our common stock attributable to the participant’s account in the 401(k) Plan. The trustee of our 401(k) Plan is Charles Schwab. Participants in the 401(k) Plan should have received instructions with their proxy materials explaining how the participants can vote the shares of our common stock attributable to their accounts in the 401(k) Plan. Please read the instructions carefully, as the deadline for voting shares held in the 401(k) Plan is Thursday, June 3, 2010. Votes are tabulated by Broadridge Financial Solutions, an independent third party. Each participant’s votes are confidential and will not be divulged by the trustee or Broadridge Financial Solutions to any person, including officers and employees of the Company. The trustee will vote the shares held by the 401(k) Plan on the basis of the final tabulation results. As a general rule, shares of our common stock held in the 401(k) Plan for which no instructions are received will be voted by the trustee in the same proportion as the shares of our common stock for which voting instructions have been received, subject to compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, one of the federal laws applicable to the 401(k) Plan.

Can I change my vote?

If you are a registered stockholder, you can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can deliver a valid written proxy with a later date or follow the instructions given for changing your vote by Internet or telephone; (2) you can notify the Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

What do I need to do to attend the Annual Meeting?

You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the Annual Meeting.

What are the Board of Directors’ recommendations?

The Board of Directors recommends you vote in favor of:

•	Proposal No. 1, FOR the election of each nominee described in this Proxy Statement to serve for the ensuing year; and

•	Proposal No. 2, FOR ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What vote is required to approve each item?

Proposal No. 1 — Election of Directors.  Since there are eight nominees for eight director positions to be filled at the Annual Meeting, each of the eight nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes for or against each nominee and exclude abstentions. This means that if you abstain from voting for a particular nominee, your vote will not count for or against the nominee. Any nominee in this election who does not receive a majority of the votes cast will promptly offer to tender his or her resignation to the Chairman of the Board of Directors following certification of the stockholder vote. A committee of independent directors shall consider the offer to resign and recommend to the Board of Directors what action such committee believes should be taken in response to the offered resignation. The Board of Directors shall act on such committee’s recommendation within 90 days following certification of the stockholder vote. The Board of Directors shall then promptly disclose its decision whether to accept the director’s resignation offer, including an explanation of how the decision was reached and, if applicable, the reasons for rejecting the resignation offer, in a Form 8-K to be filed or furnished with the Securities and Exchange Commission (the “SEC”). Any director who offers his or her resignation pursuant to this provision shall not participate in the committee’s recommendation or the Board of Directors’ action regarding whether to accept the resignation offer. However, if the only directors who were duly elected by the stockholders in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Proposal No. 2 — Ratification of Selection of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it.

What is the effect of broker non-votes?

Brokers who hold shares of common stock for the accounts of their clients must vote such shares as directed by their clients. If brokers do not receive instructions from their clients, the brokers may vote the shares in their own discretion for “routine” matters, including the ratification of accountants. Other proposals are “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes will have no effect on the outcome of the vote for Proposal No. 1 or Proposal No. 2.

Effective January 1, 2010, your broker will no longer be permitted to vote on your behalf on the election of directors unless you provide specific voting instructions to your broker. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

We do not know of any business or proposals to be acted upon at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the named proxies to vote on such matters in accordance with their best judgment.

What if I am a registered stockholder and I provide a proxy but do not provide specific voting instructions?

Proxies of registered stockholders that do not contain voting instructions for one or more items will be voted with respect to those items as follows: (1) FOR the election of all director nominees described in this Proxy Statement; (2) FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm; and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Who will count the votes?

We have hired a third party, Broadridge Financial Solutions, to be the inspector of elections and tabulate the votes cast at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish the results on Form 8-K within four business days after the end of the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Our Board of Directors is committed to adopting and adhering to sound corporate governance principles. Having such principles is essential to operating our business efficiently and to maintaining our integrity and reputation in the marketplace. Reflecting its commitment to continuous improvement, the Board of Directors reviews its governance practices on an ongoing basis to ensure that they promote stockholder value.

How are nominees for election to our Board of Directors selected?

The Corporate Governance and Nominating Committee recommends to the Board of Directors individuals as nominees for election to the Board of Directors at annual meetings of the Company’s stockholders and to fill any vacancy or newly created directorship on the Board of Directors. The Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met by a candidate in order to be considered for nomination to the Board of Directors. In identifying and evaluating nominees for director, the Corporate Governance and Nominating Committee considers each candidate’s experience, integrity, background and skills, as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the

Board of Directors. In accordance with its charter and with our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee endeavors to ensure that two-thirds of the Company’s Board of Directors consists of independent directors as defined in both the New York Stock Exchange Listed Company Manual (the “NYSE Listed Company Manual”) and in our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee’s charter and our Corporate Governance Guidelines are available through the “Corporate Governance” section of our company website. Our company website is located at http://about-monster.com and the “Corporate Governance” section is located on the “Investor Relations” tab located at http://ir.monster.com.

The Corporate Governance and Nominating Committee will consider on an ongoing basis stockholder nominations as nominees for election to the Board of Directors. In evaluating such nominations, the Corporate Governance and Nominating Committee will use the same selection criteria the Corporate Governance and Nominating Committee uses to evaluate other potential nominees. Any stockholder may suggest a nominee by sending the following information to our Corporate Governance and Nominating Committee: (1) your name, mailing address and telephone number, (2) the suggested nominee’s name, mailing address and telephone number, (3) a statement whether the suggested nominee knows that his or her name is being suggested by you, (4) the suggested nominee’s resume or other description of his or her background and experience and (5) your reasons for suggesting that the individual be considered. The information should be sent to the Corporate Governance and Nominating Committee addressed as follows: Corporate Governance and Nominating Committee of the Board of Directors, Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, New York 10017. For more information on stockholder proposals, see “Stockholder Proposals” on page 44.

Stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our by-laws. To be timely, the Company must receive such nomination for the 2011 Annual Meeting of Stockholders at its principal office at 622 Third Avenue, 39th Floor, New York, New York 10017 no earlier than February 12, 2011 and no later than March 14, 2011. For more information on stockholder proposals, see “Stockholder Proposals” on page 44.

All eight of the director nominees identified in this Proxy Statement currently serve as directors of the Company and all have been recommended by our Corporate Governance and Nominating Committee to our Board of Directors for re-election. The Corporate Governance and Nominating Committee recommends candidates to the full Board of Directors after receiving input from all directors. The Corporate Governance and Nominating Committee members, other members of the Board of Directors and senior management discuss potential candidates during this search process.

Does the Corporate Governance and Nominating Committee consider diversity in identifying nominees?

As noted in the Company’s Corporate Governance Guidelines, the Corporate Governance and Nominating Committee, in evaluating and recommending individuals to the Board of Directors for nomination as directors, and the Board of Directors, in approving director nominees, considers, among other factors, diversity. As part of the Corporate Governance and Nominating Committee’s process (in consultation with the Board of the Directors) of determining the appropriate characteristics, skills and experience required for individual directors, the Corporate Governance and Nominating Committee analyzes the abilities and business experiences of each nominee in order to ensure that the Board of Directors is comprised of members with a diverse range of skills and experience.

What is the Board’s role in the oversight of risk?

The Audit Committee is principally charged with the duty of oversight over risks related to the Company’s financial statements. The Audit Committee considers those risks that would affect the accurate reporting of the Company’s results of operations and the accurate valuation of the assets reflected on the Company’s balance sheet. In performing this duty, the Audit Committee receives and reviews reports regarding risks related to the Company’s financial statements from the Company’s independent registered public accounting firm and the Company’s internal audit department. The Audit Committee receives such reports at least as frequently as quarterly. The Audit Committee also meets separately in executive session with the Company’s independent registered public accounting firm, senior management and Senior Vice President of Risk and Internal Audit to discuss the material financial risks facing the Company and the steps the Company has taken, and will take in the future, to monitor and control such risks. In addition, based on this information and these discussions, the Audit Committee categorizes financial risks to determine areas of greater financial risks and to focus the appropriate resources on such risks.

The entire Board of Directors is responsible for the oversight of all other risks (such as technology risks, globalization risks, transaction risks and operational risks). The Board of Directors periodically devotes a portion of its meetings to a discussion of the risks faced by the Company and the implications of those risks. The Board of Directors receives and reviews reports regarding risks from senior management as well as the heads of the Company’s various business segments. The Board also meets with management to discuss material risks and the controls, guidelines and policies established and implemented by management relating to risk assessment and risk management. In connection with this oversight role, the Board of Directors also reviews and considers all significant initiatives brought before the Board of Directors.

The Compensation Committee, as part of its review of the Company’s compensation programs, considers the potential impact that such programs have on incentivizing the Company’s officers and directors to take risks. For more information on the Compensation Committee’s roles in risk oversight, see “What are the Company’s compensation policies and practices relating to risk management?” on page 22.

What is the Company’s Board leadership structure and why does the Company believe its Board leadership structure is appropriate?

The Board of Directors and the Governance and Nominating Committee have engaged in a comprehensive review of the Company’s corporate governance practices. The positions of Chairman and Chief Executive Officer are combined at the Company. The Board of Directors believes that combining the positions of Chairman and Chief Executive Officer is appropriate given that the size of the Board of Directors permits regular communication among all of the independent directors, and between the independent directors and the Company’s senior management. This structure allows for information to flow to the independent directors so that such directors can provide meaningful input during deliberations. The Company also has a lead independent director who acts as the principal interface between the Company’s independent directors and senior management and presides over meetings of the independent directors. In addition, the lead independent director has input into the agendas for meetings of the Board of Directors and coordinates the various functions of the Committees of the Board of Directors. A majority of the independent directors of the Board of Directors has appointed Robert J. Chrenc as the lead independent director.

What are the qualifications of the Company’s directors and nominees for director, and what are the reasons why each such person should serve as a director of the Company?

Robert J. Chrenc.  Mr. Chrenc brings financial expertise to the Board of Directors as a former senior partner at a major international accounting firm. He also brings significant management expertise to the Board of Directors as having served as a director of a number of public companies, including as a lead independent director.

John Gaulding.  Mr. Gaulding brings significant sales and marketing experience to the Board of Directors. Additionally, as a result of his long tenure on the Board of Directors, Mr. Gaulding brings a valuable historical perspective to Board of Director deliberations.

Edmund P. Giambastiani, Jr., U.S. Navy (Retired).  Admiral Giambastiani’s training as the second highest ranking military officer in the United States and his 40 plus years of governmental leadership expertise have given him numerous skills that make him a valuable asset to the Board of Directors, including his leadership skills; experience in employing, training and deploying a large number of individuals; and relationships with the federal government and his understanding of the federal government.

Cynthia P. McCague.  Ms. McCague brings extensive experience in human resources and corporate and executive compensation to the Board of Directors. Her extensive international experience in human resources gives the Board of Directors an important perspective on the dynamics of the recruitment process and an understanding of the obstacles, challenges and preferences of Monster’s customers. In addition, her experience gives the Board insight on organizational development and strategy for the Company.

Jeffrey F. Rayport.  Dr. Rayport is a recognized thought leader in the e-commerce industry, bringing highly relevant digital media, marketing and e-commerce experience to the Board of Directors. His perspective and experience gives the Board valuable insight into the dynamic environment of the digital marketplace.

Roberto Tunioli.  Mr. Tunioli is the former Vice Chairman and Chief Executive Officer of Datalogic, SpA, a publicly traded company based in Italy. Mr. Tunioli brings significant public company management experience to the Board of Directors, as well as an international perspective to Board of Director deliberations. In light of the Company’s substantial global presence, the Board of Directors gains valuable insight from Mr. Tunioli’s international perspective.

Salvatore Iannuzzi and Timothy Yates.  In addition to the skills and background that were the basis of Mr. Iannuzzi’s selection as Chief Executive Officer and Mr. Yates’ selection as Chief Financial Officer, the Board of Directors determined that it would beneficial to have multiple perspectives from the Company’s senior management on the Board of Directors.

For more information concerning the qualifications, background and skills of the director nominees, see “Proposal No. 1 — Election of Directors” beginning on page 35.

Have there been any additions to the Board of Directors since the 2009 annual meeting of stockholders held in June 2009, and, if so, what was the process?

Since our 2009 annual meeting, the Board of Directors elected Cynthia P. McCague and Jeffrey F. Rayport to the Board of Directors effective April 27, 2010. Cynthia P. McCague was recommended to the Corporate Governance and Nominating Committee by an outside consultant, RSR Partners. Jeffrey F. Rayport was recommended to the Corporate Governance and Nominating Committee by Salvatore Iannuzzi, Timothy Yates and RSR Partners. Dr. Rayport was introduced to Messrs. Iannuzzi and Yates when he served as an advisor to a consulting firm retained by the Company to provide strategic advice during 2009. The Corporate Governance and Nominating Committee members met or spoke with both Cynthia P. McCague and Jeffrey F. Rayport to assess them as director candidates. The Corporate Governance and Nominating Committee unanimously recommended to the full Board of Directors that Cynthia P. McCague and Jeffrey F. Rayport be elected as directors. The Board of Directors followed the Corporate Governance and Nominating Committee’s recommendation. The Company paid fees in the amount of $175,000 (plus reasonable and customary expenses) to RSR Partners for the identification of and assistance with evaluating potential nominees for the Board of Directors.

Who are the current members of the Board of Directors, and which of the directors are standing for re-election?

The eight members of our Board of Directors on the date of this Proxy Statement are:

Salvatore Iannuzzi, Chairman
Robert J. Chrenc
John Gaulding
Edmund P. Giambastiani, Jr.
Cynthia P. McCague
Jeffrey F. Rayport
Roberto Tunioli
Timothy T. Yates

All eight directors are standing for re-election at the Annual Meeting.

How often did the Board of Directors meet during the year ended December 31, 2009?

During the year ended December 31, 2009, the Board of Directors held 10 meetings and acted twice by unanimous written consent. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he served.

What committees has the Board of Directors established?

The Board of Directors has standing Audit, Compensation and Corporate Governance and Nominating Committees. The Board of Directors has adopted a written charter for each of the Audit, Compensation and Corporate Governance and Nominating Committees setting forth the roles and responsibilities of each committee. The charters are available through the “Corporate Governance” section of our company website. Our company website is located at http://about-monster.com and the “Corporate Governance” section is located on the “Investor Relations” tab located at http://ir.monster.com.

Audit Committee.  The Audit Committee is charged with, among other things, the appointment of the independent registered public accounting firm for the Company, as well as discussing and reviewing with the independent registered public accounting firm the scope of the annual audit and results thereof, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. The Audit Committee also reviews interim financial statements included in the Company’s quarterly reports and reviews documents filed with the SEC. The Board of Directors has determined that all members of the Audit Committee during 2009 and all current members of the committee are “independent,” as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NYSE Listed Company Manual and our Corporate Governance Guidelines. The Board of Directors has determined that Robert J. Chrenc qualifies as an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K of the Exchange Act. Mr. Chrenc serves as Chairman of the Audit Committee. During 2009, the Audit Committee met six times. The Audit Committee’s report is on page 43.

Compensation Committee.  The Compensation Committee is charged with, among other things, recommending to the Board of Directors the compensation for the Company’s executives and administering the Company’s stock incentive and benefit plans. The Compensation Committee is entitled to delegate any of its responsibilities to a subcommittee of the Compensation Committee to the extent consistent with our charter, by-laws, Corporate Governance Guidelines, applicable law and the NYSE Listed Company Manual.

The Board of Directors has determined that all members of the Compensation Committee during 2009 and all current members of the committee are “independent directors” as required by the NYSE Listed Company Manual and our Corporate Governance Guidelines, “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Membership on the Compensation Committee is determined by the Board of Directors. The Compensation Committee Chairman regularly reports on Compensation Committee actions and recommendations at Board of Directors meetings. Mr. Giambastiani serves as Chairman of the Compensation Committee. During 2009, the Compensation Committee met nine times and acted once by unanimous written consent.

The Compensation Committee’s report is on page 22. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in “Compensation Discussion and Analysis,” which begins on page 11.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is charged with, among other things, assisting the Board of Directors in its selection of individuals as nominees for election to the Board of Directors at annual meetings of the Company’s stockholders and filling any vacancies or newly created directorships on the Board of Directors. The Corporate Governance and Nominating Committee is also responsible for general corporate governance matters, including making recommendations relating to our Corporate Governance Guidelines. The Board of Directors has determined that all members of the Corporate Governance and Nominating Committee during 2009 and all current members of the committee qualify as “independent,” as required by the Exchange Act, the NYSE Listed Company Manual and our Corporate Governance Guidelines. Mr. Gaulding serves as Chairman of the Corporate Governance and Nominating Committee. During 2009, the Corporate Governance and Nominating Committee met six times and acted once by unanimous written consent.

Who are the members of the committees of the Board of Directors?

The table below provides the membership of each committee of the Board of Directors as of the date of this Proxy Statement. Cynthia P. McCague and Jeffrey F. Rayport will be appointed to committees by the Board of Directors following the 2010 annual meeting of stockholders:

Committee	Member

Audit Committee	Robert J. Chrenc, Chairman John Gaulding Roberto Tunioli

Compensation Committee	Edmund P. Giambastiani, Jr., Chairman Robert J. Chrenc Roberto Tunioli

Corporate Governance and Nominating Committee	John Gaulding, Chairman Edmund P. Giambastiani, Jr.

Which directors has the Board of Directors determined to be independent?

Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are set forth in our Corporate Governance Guidelines and are available through the “Corporate Governance” section of our company website. Our company website is located at http://about-monster.com and the “Corporate Governance” section is located on the “Investor Relations” tab located at http://ir.monster.com. These guidelines identify categories of relationships that the Board of Directors has determined would affect a director’s independence. Under the Corporate Governance Guidelines, at least two-thirds of the Board of Directors shall consist of directors who satisfy the independence requirements of the Corporate Governance Guidelines and the NYSE Listed Company Manual.

The Board of Directors has analyzed the independence of each director nominee and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and the NYSE Listed Company Manual: Robert J. Chrenc, John Gaulding, Edmund P. Giambastiani, Jr., Cynthia P. McCague, Jeffrey F. Rayport and Roberto Tunioli. In assessing Dr. Rayport’s independence, the Board took into consideration the immaterial amount of compensation paid to Dr. Rayport for his advisory services to a consulting firm retained by the Company to provide strategic advice in 2009 and the fact that Dr. Rayport had no ownership, partnership, management or other interest in the consulting firm when determining that this prior relationship did not affect Dr. Rayport’s independence. Thus, six of the eight directors standing for re-election, and each member of the Audit, Compensation and Corporate Governance and Nominating Committees, meet the standards of independence under our Corporate Governance Guidelines and the NYSE Listed Company Manual.

Is the Company aware of any Compensation Committee Interlocks?

None of the members of the Compensation Committee has been an officer of the Company and none were employees of the Company during 2009, and none had any direct or indirect material interest in or relationship with the Company or any of its subsidiaries. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board of Directors or the Compensation Committee.

What is the Company’s policy regarding director attendance at Annual Meetings?

It is the policy of our Board of Directors that directors are encouraged to attend all annual stockholders meetings. Messrs. Iannuzzi, Yates, Chrenc, Gaulding, Giambastiani and Tunioli attended the 2009 annual meeting of stockholders, representing six of the seven members of our Board of Directors who were standing for election at that meeting. Cynthia P. McCague and Jeffrey F. Rayport were elected to the Board of Directors in April 2010 after the 2009 annual meeting of stockholders.

How are directors compensated?

The compensation and benefit program for non-employee directors is designed to achieve the following goals: compensation should fairly pay non-employee directors for work required for the Company; compensation should align non-employee directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Employee directors receive no compensation for their service on the Board of Directors.

Effective January 1, 2009, each non-employee director of the Company receives an annual retainer of $40,000, except that the lead independent director receives an annual retainer of $60,000. The Chairman of each committee of the Board receives an additional retainer as follows: the Chairman of the Audit Committee receives an annual retainer of $50,000; the Chairman of the Compensation Committee receives an annual retainer of $35,000; and the Chairman of the Corporate Governance and Nominating Committee receives an annual retainer of $20,000. Each non-employee director of the Company that serves on a committee of the Board of Directors, but who is not the Chairman of such committee, receives an annual retainer as follows: the members of the Audit Committee receive an annual retainer of $25,000; the members of the Compensation Committee receive an annual retainer of $15,000; and the members of the Corporate Governance and Nominating Committee receive an annual retainer of $10,000. Each non-employee director also receives $2,500 for each meeting of the Board of Directors attended by telephone or in person.

Pursuant to the Monster Worldwide, Inc. 2008 Equity Incentive Plan, the Board of Directors (or a designated committee thereof) determines on a discretionary basis what equity awards, if any, will be made to non-employee directors upon commencement of service as a non-employee director and what equity awards, if any, will be made to non-employee directors on an annual basis thereafter. Awards to non-employee directors are not subject to the discretion of Company management. The Corporate Governance and Nominating Committee, the designated committee, determined that effective January 1, 2009, each new non-employee director will receive 7,500 shares of restricted stock upon commencement of service (of which 3,750 shares will be immediately vested upon grant and 3,750 shares will vest on the first anniversary of the date of grant), and each non-employee director who has served since the prior annual meeting of stockholders will receive 5,000 shares of restricted stock on the day following each annual meeting of stockholders (of which 2,500 shares will vest on each of the first and second anniversaries of the date of grant). During 2009, under this compensation and benefit program, Messrs. Chrenc, Gaulding and Giambastiani received annual awards of 5,000 shares of restricted stock on the day following our 2009 annual meeting. Ronald J. Kramer, a former member of our Board of Directors, also received such annual award of 5,000 shares of restricted stock. Mr. Tunioli did not receive an annual award during 2009, as he had not served as a director since our 2008 annual meeting. Mr. Stein did not receive an annual award during 2009 because his term of service as a director expired at our 2009 annual meeting. Also, under this compensation and benefit program, on April 27, 2010, Ms. McCague and Dr. Rayport each received an award of 7,500 shares of restricted stock upon commencement of their service as directors of the Company.

The following table provides the compensation information for the year ended December 31, 2009 for each member of our Board of Directors who served as a non-employee director during 2009.

	Fees Earned or Paid		All Other
Name of Director(1)	in Cash(2)	Stock Awards(3)	Compensation	Total

Robert J. Chrenc	$154,333	$55,250	$—	$209,583
John Gaulding	102,917	55,250	—	158,167
Edmund P. Giambastiani, Jr.	94,417	55,250	—	149,667
Ronald J. Kramer	126,250	55,250	40,000 (4)	221,500
David A. Stein	57,500	—	—	57,500
Roberto Tunioli	86,058	—	—	86,058

(1)	Salvatore Iannuzzi and Timothy T. Yates are not included in this table because they are employees of the Company and receive no compensation for serving as directors. Compensation for Mr. Iannuzzi’s service as President and Chief Executive Officer and Mr. Yates’ service as Executive Vice President and Chief Financial Officer is reflected in the “Summary Compensation Table” on page 23. Mr. Stein did not stand for re-election at our 2009 annual meeting of stockholders, and accordingly his term of service ended on June 22, 2009. Mr. Kramer resigned as a member of the Board of Directors on December 27, 2009.

(2)	The “Fees Earned or Paid in Cash” column reports the amount of cash compensation earned in 2009 for service on the Board of Directors and each committee thereof. The breakdown of the cash compensation for each non-employee director is:

Robert J. Chrenc	$128,333 in retainer fees and $26,000 in meeting fees
John Gaulding	$77,917 in retainer fees and $25,000 in meeting fees
Edmund P. Giambastiani, Jr.	$70,417 in retainer fees and $24,000 in meeting fees
Ronald J. Kramer	$101,250 in retainer fees and $25,000 in meeting fees
David A. Stein	$37,500 in retainer fees and $20,000 in meeting fees
Roberto Tunioli	$68,908 in retainer fees and $17,150 in meeting fees

(3)	The amounts reported in the “Stock Awards” column consist of the grant date fair value of stock awards granted in 2009, calculated in accordance with FASB Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). The fair value for all stock awards is calculated using the closing price of the Company’s common stock on the date of grant of the award. For additional information, see footnote 2 to the “Outstanding Equity Awards” table below and Note 2 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 4, 2010. For each of Messrs. Chrenc, Gaulding, Giambastiani and Kramer, the amount in this column reflects an annual award of 5,000 shares of restricted stock on June 23, 2009 with a grant date fair value of $11.05 per share.

As of December 31, 2009, the following number of shares were underlying outstanding unvested stock awards for the following directors: Robert J. Chrenc (6,500), John Gaulding (6,500), Edmund P. Giambastiani, Jr. (5,000), Salvatore Iannuzzi (802,500) and Timothy T. Yates (345,000). Each of Messrs. Iannuzzi’s and Yates’ outstanding unvested stock awards as of December 31, 2009 was granted in connection with his role as an officer of the Company. All unvested shares held by Messrs. Kramer and Stein were vested by action of the Corporate Governance and Nominating Committee upon their ceasing to be members of the Board of Directors in 2009, consistent with past practice with regard to departing directors.

As of December 31, 2009, the following number of stock options were outstanding for the following director and former director: John Gaulding (24,014) and Ronald J. Kramer (45,023).

(4)	Represents the approximate incremental cost to the Company of office space and administrative support provided to Mr. Kramer during 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis explains how the Company determines the compensation that is paid to our Chairman, President and Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and certain other highly compensated people who served as members of our management team during the fiscal year ended December 31, 2009 (the “named executive officers” or “NEOs”). In 2009, our NEOs were: (a) Salvatore Iannuzzi, Chairman of the Board, President and CEO; (b) Timothy T. Yates, Executive Vice President and CFO; (c) Darko Dejanovic, Executive Vice President, Global Chief Information Officer and Head of Product; (d) James M. Langrock, Senior Vice President, Finance and Chief Accounting Officer; and (e) Lise Poulos, Executive Vice President and Chief Administrative Officer.

What are the objectives of our compensation programs for executive officers and what are they designed to reward?

Our compensation program is based on three fundamental principles:

•	deliver rewards in ways that motivate executives to think and act in both the near-term and long-term interests of our three most important constituents — our stockholders, our employees and our customers, with an emphasis on building the brand and business of the Company over the long-term;

•	structure the entire compensation package in a manner that attracts and retains key executives; and

•	relate the compensation to the attainment of operational and strategic goals (both quantitative and qualitative goals).

Who is responsible for determining the compensation levels of executive officers?

The Compensation Committee recommends the compensation for the CEO, subject to approval by the independent members of the Board of Directors, and sets the compensation for the other NEOs and all other executive officers. In recommending the CEO’s compensation and setting compensation for our other NEOs and other executive officers in 2009, the Compensation Committee conferred with our CEO (except that the CEO does not participate in discussions with respect to the determination of his compensation) and with the compensation and benefits professionals in the Company’s Human Resources Department. In addition, in performing its duties, the Compensation Committee periodically confers with an independent compensation consultant, as described below.

In determining compensation, the Compensation Committee reviews and assesses the operational and strategic goals of the Company, the performance of the Company based, in part, on specific measures and targets established by the Compensation Committee and the Board of Directors (described below with respect to annual bonus opportunities) and the performance of the individual executive officers. From time to time, the Compensation Committee, in consultation with compensation consultants, also reviews and assesses the compensation paid to the senior executives of other large publicly-traded companies. Compensation is not driven entirely by formulas. Instead, Compensation Committee members may exercise discretion to reward individual performance in making their assessments. We believe this is important, as the Company’s ultimate focus on long-term results may not be reflected in the attainment of annual financial targets. Compensation Committee members participate in regular updates on our business priorities, strategies and results during which they interact with our executive officers.

What is the role of compensation consultants in determining or recommending the amount or form of executive compensation?

As noted above, from time to time the Compensation Committee has consulted with an independent compensation consultant about the competitive market for comparable executives. The role of the independent compensation consultant is to provide advice to the Compensation Committee to assist it in fulfilling its responsibilities under its charter. In 2007 and 2008, the Compensation Committee engaged Hewitt Associates as its compensation consultant. Accordingly, Hewitt advised the Compensation Committee through early 2009 on a wide range of executive compensation matters including competitive market data and various other matters related to compensation for the Company’s executive officers. In October 2009, following a review process, the Compensation Committee retained Buck Consultants as its independent compensation consultant.

In addition, in 2008, the Company’s management retained Buck Consultants in order to provide the Company with an executive retention arrangement for top executives, including the NEOs. Based on the review by Buck Consultants and Hewitt’s concurrence with Buck’s recommendations, the Compensation Committee granted one-time awards of performance-based shares of restricted stock to the NEOs in 2008. In 2009, management did not seek the advice of Buck Consultants on any executive compensation matters. In setting compensation for named executive officers for 2009, the Compensation Committee consulted with Hewitt regarding the appropriate range of equity awards to be made to NEOs and independently determined the appropriate amount and form of other compensation for NEOs. Hewitt indicated that given the volatility in the market, there was no reliable data for 2009 and recommended that the Compensation Committee use data Hewitt provided for 2008 as a point of reference rather than as part of a formal benchmarking process to determine appropriate compensation. Based upon the data, the global economic environment and in consultation with the Company’s management, the Compensation Committee approved no adjustments in base pay or bonus targets for the NEOs in 2009.

In setting compensation for named executive officers in 2010, the Compensation Committee has consulted, and will continue to consult, with Buck Consultants on a wide range of executive compensation matters including the overall design of the executive compensation program, competitive market data, and various other matters related to compensation for the Company’s executive officers.

What companies are included in the Company’s peer group?

We believe that there are no companies that are exactly in our position. As a result, the companies that are part of our peer group are publicly-held companies that are only moderately similar to our Company. For example, our peer group typically includes companies that provide services over the internet, but that are not employment related businesses, companies that are comparable in size to us but are not employment related businesses and companies that connect both “buyers” and “sellers” of goods or services but which do not provide employment services. For 2009, the Company’s peer group (listed in the table below) was unchanged from the peer group the Company and Hewitt agreed upon for 2008, except that two members of the peer group for 2008 (Getty Images and CNET Networks) were removed due to acquisitions. Given the changes in the market since 2007 and the macroeconomic environment in which the Company was operating, following its engagement by the Compensation Committee in October 2009, Buck Consultants performed a review of the Company’s peer group to ensure that it is an appropriate informal reference for purposes of compensation planning for future years. Upon the recommendation of Buck Consultants, the Compensation Committee approved a revised peer group, taking into account the respective companies’ sizes, business models and market challenges. Additionally, in order to provide a more meaningful data pool given the unique nature of the Company’s business, the number of companies in the peer group was increased from 14 to 20. The Company’s peer group for 2010 is included in the table below.

	2009 Peer Group		2010 Peer Group

•	Akamai Technologies, Inc.	•	Adobe Systems, Inc.
•	The Dun & Bradstreet Corporation	•	Akamai Technologies, Inc.
•	EarthLink, Inc.	•	The Dun & Bradstreet Corporation
•	eBay Inc.	•	Earthlink, Inc.
•	Expedia, Inc.	•	Equifax, Inc.
•	Google Inc.	•	Expedia, Inc.
•	Meredith Corporation	•	GSI Commerce Inc.
•	Netflix, Inc.	•	IAC/Interactive Corp.
•	Orbitz Worldwide, Inc.	•	Infogroup, Inc.
•	priceline.com Inc.	•	McAfee, Inc.
•	SAVVIS, Inc.	•	Netflix, Inc.
•	United Online, Inc.	•	Orbitz Worldwide, Inc.
•	ValueClick, Inc.	•	Paychex, Inc.
•	Yahoo! Inc.	•	priceline.com Inc.
		•	SAVVIS, Inc.
		•	salesforce.com, Inc.
		•	United Online, Inc.
		•	ValueClick, Inc.
		•	Verisign, Inc.
		•	Yahoo! Inc.

Does the Company enter into written agreements with NEOs regarding their compensation?

Yes, the compensation paid in 2009 to the NEOs was determined, in part, by the terms set forth in employment agreements that were negotiated at arm’s length between the Company and each of the NEOs. We believe that having employment agreements with the NEOs provides an incentive to them to remain with the Company and serves to align their interests with those of the stockholders, including in the event of a potential acquisition of the Company.

Salvatore Iannuzzi.  The Company entered into an employment agreement with Mr. Iannuzzi, effective April 11, 2007. Pursuant to his employment agreement, Mr. Iannuzzi receives a base salary of $1,000,000 per year, subject to review and increase (but not decrease) by the Board of Directors and the Compensation Committee. Mr. Iannuzzi is eligible to earn an annual bonus based on his attainment of certain performance objectives, but his bonus may not be less than the maximum bonus opportunity available to the Company’s other senior executives. In addition, Mr. Iannuzzi is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, at a level commensurate with his position. Per his employment agreement, Mr. Iannuzzi is also entitled to participate in those benefit plans generally provided by the Company to its senior executives. Upon his termination of employment or a change in control of the Company, the employment agreement provides for certain payments and benefits to Mr. Iannuzzi, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Iannuzzi has agreed that, during his employment and for one year thereafter, he will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Iannuzzi has agreed to restrictive covenants regarding confidentiality and non-disparagement. As previously disclosed, in October 2008, the Compensation Committee awarded Mr. Iannuzzi 350,000 performance-based shares of restricted stock in order to ensure his retention. The Compensation Committee determined that the terms of Mr. Iannuzzi’s employment agreement and the amount of equity he already held in the Company, including the performance-based shares of restricted stock, were sufficient to protect the Company and obviated a need for a separate agreement prohibiting competition, solicitation and misuse of confidential information and intellectual property.

Timothy T. Yates.  The Company entered into an employment agreement with Mr. Yates, effective June 7, 2007. Pursuant to this employment agreement, Mr. Yates receives a base salary of $500,000 per year, subject to review and increase (but not decrease) by the CEO, the Board of Directors and the Compensation Committee. Mr. Yates is eligible to earn an annual bonus based on his attainment of certain performance objectives, with the amount to be determined by the Compensation Committee. In addition, Mr. Yates is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, at a level commensurate with his position. Per his employment agreement, Mr. Yates is also entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon his termination of employment or a change in control of the Company, the employment agreement provides for certain payments and benefits to Mr. Yates, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Yates has agreed that, during his employment and for one year thereafter, he will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Yates has agreed to restrictive covenants regarding confidentiality and non-disparagement. As previously disclosed, in October 2008, the Compensation Committee awarded Mr. Yates 150,000 performance-based shares of restricted stock in order to ensure his retention. As a condition to receiving such award, Mr. Yates entered into a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008 (the “New Yates Agreement”), which provides that, during his employment and for twelve months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Yates has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement. The provisions of the New Yates Agreement supersede any conflicting terms contained in any other agreement between the Company and Mr. Yates.

Darko Dejanovic.  The Company entered into an employment agreement with Mr. Dejanovic, dated March 2, 2007. Pursuant to his employment agreement, Mr. Dejanovic receives a base salary of $450,000 per year, and is eligible to earn an annual bonus based on his attainment of certain performance objectives, with his target bonus opportunity equal to 100% of his base salary. In addition, Mr. Dejanovic is eligible to participate in the Company’s equity incentive plans. Per his employment agreement, Mr. Dejanovic is also entitled to participate in benefit plans as generally provided by the Company. Upon his termination of employment or a change in control of the Company, the employment agreement provides for certain payments to Mr. Dejanovic, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Dejanovic has agreed that, during his employment and for three months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Dejanovic has agreed to restrictive covenants regarding confidentiality and non-disparagement. As previously disclosed, in October 2008, the Compensation Committee awarded Mr. Dejanovic 150,000 performance-based shares of restricted stock in order to ensure his retention. As a condition to receiving such award, Mr. Dejanovic entered into a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008 (the “New Dejanovic Agreement”), which provides that, during his employment and for twelve months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Dejanovic has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement. The provisions of the New Dejanovic Agreement supersede any conflicting terms contained in any other agreement between the Company and Mr. Dejanovic.

James M. Langrock.  The Company entered into an employment agreement with Mr. Langrock, effective May 15, 2008. Pursuant to his employment agreement, Mr. Langrock receives a base salary of $350,000 per year, subject to review and increase (but not decrease) by the CEO, the Board of Directors and the Compensation Committee. In addition, Mr. Langrock is eligible to earn an annual bonus based on his attainment of certain performance objectives, with his target bonus opportunity equal to 60% of his base salary. In connection with entering into the employment agreement, Mr. Langrock received a one-time sign on bonus of $500,000. Mr. Langrock is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, commensurate with his position. Per his employment agreement, Mr. Langrock is entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon his termination of employment or a change in control of the Company, the employment agreement provides for certain payments and benefits to Mr. Langrock, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Langrock has agreed that, during his employment and for one year thereafter, he will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Langrock has agreed to restrictive covenants regarding confidentiality and non-disparagement. As previously disclosed, in October 2008, the Compensation Committee awarded Mr. Langrock 60,000 performance-based shares of restricted stock in order to ensure his retention. As a condition to receiving such award, Mr. Langrock entered into a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008 (the “New Langrock Agreement”), which provides that, during his employment and for twelve months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Langrock has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement. The provisions of the New Langrock Agreement supersede any conflicting terms contained in any other agreement between the Company and Mr. Langrock.

Lise Poulos.  The Company entered into an employment agreement with Ms. Poulos, effective September 7, 2007. Pursuant to her employment agreement, Ms. Poulos initially received a base salary of $375,000 per year, subject to review and increase (but not decrease) by the CEO, the Board of Directors and the Compensation Committee. Ms. Poulos’ base salary has since been increased to $450,000 per year. In addition, Ms. Poulos is eligible to earn an annual bonus based on her attainment of certain performance objectives, with her target bonus opportunity equal to 100% of her base salary. Ms. Poulos is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, at a level commensurate with her position. Per her employment agreement, Ms. Poulos is entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon her termination of employment or a change in control of the Company, the employment agreement provides for certain payments and benefits to Ms. Poulos, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Ms. Poulos has agreed that, during her employment and for one year thereafter, she will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. Additionally, Ms. Poulos has agreed to restrictive covenants regarding confidentiality and non-disparagement. As previously disclosed, in October 2008, the Compensation Committee awarded Ms. Poulos 100,000 performance-based shares of restricted stock in order to ensure her retention. As a condition to receiving such award, Ms. Poulos entered into a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008 (the “New Poulos Agreement”), which provides that, during her employment and for twelve months thereafter, she will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Ms. Poulos has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement. The provisions of the New Poulos Agreement supersede any conflicting terms contained in any other agreement between the Company and Ms. Poulos.

What are the primary elements of executive compensation while NEOs are employed by the Company?

There are three primary elements of our executive compensation program for actively-employed NEOs:

•	base salary;

•	annual bonus opportunity; and

•	equity awards.

In addition, our executive officers participate in our various benefits programs, and certain of our executive officers receive perquisites from time to time. As a general matter, the Compensation Committee, in consultation with Buck Consultants, has determined that the targeted market position for compensation for the Company’s executive officers should be in the range of the 75th percentile, as compared to its peer group (described above), in order to retain and attract high quality talent to the Company to effectively lead the Company through a major restructuring.

The following is a discussion of these primary elements of our compensation program for actively-employed NEOs.

Base Salary

As described above, the Company has entered into employment agreements with each of its NEOs that provide some of the basic terms of their employment with the Company. When entering into such an employment agreement, and determining the appropriate level of base salary for the applicable NEO, the Compensation Committee typically seeks to set base salary at a level that ensures such NEO will be committed to serving the Company and provides a solid compensation base upon which to add incentive compensation. Among the factors considered by the Compensation Committee are the NEO’s prior experience, employment and compensation (whether with the Company or another entity), the expected duration of the employment relationship and competitive compensation packages in the marketplace generally and among the peer group companies listed above.

The Company did not increase the base salary of any of the NEOs during 2009. The Compensation Committee determined, in consultation with the Company’s management, that the existing base salary levels for the NEOs were appropriate in light of the challenging global economic environment.

Annual Bonus Opportunity

The Company uses annual bonuses to reward executive officers for their services provided to the Company. The Compensation Committee generally sets targets or goals by March 31st of the year in which performance is measured; targets and goals are established each year to ensure that they are encouraging and rewarding. In setting the targets and goals for 2009 under the Incentive Plan described below under “Performance Based Component,” upon the recommendation of management and in response to the global economic environment, the Compensation Committee determined that to the extent any bonuses were paid, whether under the Incentive Plan or discretionary, in recognition for performance in 2009, such bonuses would be paid, as permitted by the terms of the Incentive Plan, wholly in the form of restricted stock or restricted stock units (“RSUs”) that would vest 25% per year over four years, as opposed to cash, in order to preserve cash, effectively tie the interests of the NEOs to the success of the Company and to emphasize the importance of the Company’s long term success. In considering management’s recommendation, the Compensation Committee recognized that to the extent any bonuses would be paid for 2009 performance in the form of four-year vesting restricted equity, it would be the second year in a row that equity in lieu of a cash bonus was granted to Mr. Dejanovic and Ms. Poulos, as well as certain other executive officers of the Company, who in 2009 voluntarily accepted payment of their 2008 bonus in common stock of the Company, instead of cash. The Compensation Committee also noted that Messrs. Iannuzzi and Yates had voluntarily elected to purchase shares of stock of the Company on the open market using the entire amounts of their respective net cash proceeds of their 2008 bonuses.

The Company did not increase the bonus target of any of the NEOs during 2009. The Compensation Committee determined, in consultation with the Company’s management, that the existing bonus target percentages for the NEOs were appropriate in light of the challenging global economic environment.

Performance Based Component

In early 2009, the Compensation Committee established a performance-based compensation plan, in consultation with the CEO and CFO, that called for annual bonuses to be paid under the Monster Worldwide, Inc. Executive Incentive Plan (the “Incentive Plan”) to NEOs and certain other officers based upon 2009 Consolidated Revenues, 2009 Consolidated Operating Income and 2009 Earnings Per Share, weighted equally (the “2009 Performance Plan”).

Under the 2009 Performance Plan, “2009 Earnings Per Share” means the Company’s consolidated, fully-diluted earnings per share from continuing operations for the year ending December 31, 2009 (based on the Company’s 2009 audited financial statements filed with the Company’s Form 10-K on February 4, 2010), but excluding (1) business reorganization, restructuring and other special charges, (2) impairment write-offs of long-term assets (including goodwill), (3) fees and expenses incurred in connection with legal actions and investigations relating to the Company’s historical stock option grant practices, (4) any changes in accounting principles from those in effect on January 1, 2009, (5) the effect of acquisitions consummated on or after January 1, 2009, and (6) the effect of operations that are treated as discontinued operations in the 2009 audited financial statements. “2009 Consolidated Revenue” means the Company’s consolidated revenue for the year ending December 31, 2009 (based on the Company’s 2009 audited financial statements filed with the Company’s Form 10-K on February 4, 2010), but excluding (1) any changes in accounting principles from those in effect on January 1, 2009, (2) the effect of acquisitions consummated on or after January 1, 2009 and (3) the effect of operations that are treated as discontinued operations in the 2009 audited financial statements. “2009 Consolidated Operating Income” means the operating income (pre-tax and pre-non-operating items) of the Company for the year ended December 31, 2009 (based on the Company’s audited financial statements filed with the Company’s Form 10-K on February 4, 2010), but excluding (1) business reorganization, restructuring and other special charges, (2) impairment write-offs of long-term assets (including goodwill), (3) fees and expenses incurred in connection with legal actions and investigations relating to the Company’s historical stock option grant practices, (4) any changes in accounting principles from those in effect of January 1, 2009, and (5) the effects of operations that are treated as discontinued operations in the 2009 audited financial statements. In order to receive payment with respect to an award under the 2009 Performance Plan, each applicable NEO had to remain employed as an executive officer through the date of payment. For the reasons described above, any awards under the 2009 Performance Plan were payable in restricted shares of the Company’s common stock, to vest over a four year period contingent upon each NEO’s continued employment through the vesting dates. The minimum, target and maximum financial performance targets for the 2009 Performance Plan were as follows:

	Minimum	Target	Maximum
Financial Metric	(50% of Target Bonus)	(100% of Target Bonus)	(150% of Target Bonus)

2009 Earnings Per Share	$0.20	$0.51	$0.86
2009 Consolidated Revenue	$950,000,000	$1,025,000,000	$1,100,000,000
2009 Consolidated Operating Income	$47,500,000	$102,590,000	$165,000,000

The target and maximum performance-based award opportunities for the NEOs under the 2009 Performance Plan are provided below and were not changed from those in effect for 2008. The “Target” column reflects the bonus opportunity for an NEO if the budgeted levels of 2009 Earnings Per Share, 2009 Consolidated Revenues and 2009 Consolidated Operating Income are achieved and an individual performance factor reflecting satisfactory individual performance is applied. The “Maximum Award” column reflects the bonus opportunity for an NEO if the maximum 2009 Earnings Per Share, 2009 Consolidated Revenues and 2009 Consolidated Operating Income are achieved and the maximum individual performance factor is applied reflecting exceptional individual performance. Under the 2009 Performance Plan, the Compensation Committee had the discretion to reduce the actual payouts of bonuses that would otherwise be paid on the basis of the pre-established goals.

Name	Target	Maximum Award

Salvatore Iannuzzi	$1,000,000	$3,000,000
Timothy T. Yates	500,000	1,500,000
Darko Dejanovic	450,000	1,350,000
James M. Langrock	210,000	630,000
Lise Poulos	450,000	1,350,000

The Company’s 2009 Earnings Per Share were $0.16, 2009 Consolidated Revenues were $905,142,000 and 2009 Consolidated Operating Income was $(8,811,000). Based on these results, none of the minimum performance goals were attained, and there were no payouts under the 2009 Performance Plan.

Discretionary Component

The Compensation Committee determined that given the extreme challenges the Company faced in 2009 due to the global economic environment that it was appropriate to award the NEOs with discretionary bonuses (paid in four year vesting restricted stock in 2010) for their extraordinary efforts in achieving certain qualitative goals that were not necessarily reflected in the Company’s 2009 financial results in an extreme recessionary environment, the extent of which could not have been reasonably anticipated in early 2009 when the Compensation Committee set the targets and goals under the Incentive Plan. The achievements that the Compensation Committee considered in awarding discretionary bonuses included: (a) the successful launch of the Company’s new semantic search technology, called 6Sensetm; (b) the continued investment in the Company’s technology platform to, among other things, make it more secure and scalable and to deliver innovative products and services on time and on a global basis; (c) successful protection of the Company’s long term brand awareness and reputation; (d) continued success in the Company’s global expansion into new markets, particularly in Asia; and (e) a measured decrease in the operating expenses of the Company despite a commitment to ongoing investment. The Compensation Committee recognized the immense amount of effort, dedication and cross-functional cooperation required by the NEOs and the remainder of the Company’s employees in order to achieve these goals in such a challenging global macroeconomic environment. The restricted stock paid in respect of these discretionary bonuses is described under the heading “2010 Discretionary Bonus Awards Paid in Restricted Equity,” below.

The Compensation Committee intends to continue to award discretionary annual bonuses to NEOs that are not subject to pre-established performance goals and bonus plans to the extent that it deems necessary to reward valuable executives whose contributions to the Company are not necessarily evident in the short-term financial results of the Company or when otherwise necessary to retain valued NEOs.

Equity Awards

2009 Equity Awards

As mentioned above, equity is the third element of compensation used to reward current executives of the Company. The Compensation Committee and its compensation consultant, in consultation with management, evaluate the Company’s compensation practices on a regular basis and consider, as part of such evaluation, the appropriate form of equity compensation awards for NEOs. Historically, equity compensation has been used to align an executive’s interests with those of our stockholders, to provide long-term incentives to executives and to help the Company retain key executives. Prior to 2006, our primary form of equity compensation was non-qualified stock options. Since the beginning of 2006, we have not made any material stock option grants, although we may in the future determine to do so. Rather, our primary forms of equity awards since the beginning of 2006 have been RSUs (each representing the contingent right to receive a share of Company common stock in the future) and restricted stock. This change from non-qualified stock options to RSUs and restricted stock was based primarily on the Compensation Committee’s belief that grants of full value awards are more in line with the Company’s focus on long-term goals, as well as changes in accounting rules that eliminated the accounting advantages associated with options. The Company and the Compensation Committee believed, and continue to believe, that issuing full value awards with a substantial vesting period of four years not only encourages retention of key employees during the vesting period, but also aligns the goals of the NEOs with the Company’s emphasis on long-term goals. The Company further believes that since the value of equity awards increases and decreases with the value of our shares, such awards are inherently performance-oriented. The Compensation Committee approved grants of restricted stock to the NEOs in 2009 under the 2008 Equity Incentive Plan. The Compensation Committee did not award RSUs to any of the NEOs in 2009.

In establishing the number shares of restricted stock to award to executive officers each year as part of the Company’s annual equity award program, the Compensation Committee:

•	evaluates the executive’s level of current and potential job responsibility, and assesses the Company’s desire to retain that executive over the long-term;

•	reviews the CEO’s assessments of the individual performance of NEOs other than the CEO;

•	may consider the remaining retention value of any prior equity awards made to the executive; and

•	considers advice from an outside compensation consultant when evaluating equity compensation being earned by comparable executives in the market.

The restricted stock granted as part of the Company’s annual equity award program requires the executive’s continued employment with the Company through the applicable vesting date and may contain vesting terms based either on the passage of time or a combination of performance conditions and the passage of time. Due to the global economic environment, upon the recommendation of management, the Compensation Committee has approved the delay of the implementation of the 2010 annual equity grant program from March 2010 until July 2010.

In 2009, Mr. Iannuzzi was awarded 250,000 shares of restricted stock, Mr. Yates was awarded 100,000 shares of restricted stock, Mr. Dejanovic was awarded 120,000 shares of restricted stock, Ms. Poulos was awarded 70,000 shares of restricted stock and Mr. Langrock was awarded 40,000 shares of restricted stock. These awards do not contain a performance goal, but contain a vesting schedule with 25% of the shares vesting each year for four years so long as the NEO remains employed through each vesting date. In determining how many shares of restricted stock to award to each NEO, the Compensation Committee considered all of the criteria listed above.

From time to time, the Compensation Committee may grant equity awards to executive officers outside of the Company’s annual equity grant program. For example, upon management’s recommendation in 2008, with the concurrence of Hewitt and Buck Consultants, the Compensation Committee approved the grant of one-time awards of performance-based restricted stock for retention purposes to certain executive officers, including the NEOs. However, in 2009, the Compensation Committee generally only granted awards outside of the annual program in connection with promotions, new hires or a perceived need to retain a specific employee or employees. Although the Company granted shares of common stock in early 2009 to Mr. Dejanovic and Ms. Poulos as payment of their 2008 bonuses in lieu of cash, none of the NEOs received additional equity awards outside of the Company’s annual equity grant program in 2009.

The Company does not have any outstanding unvested restricted stock or RSU awards that provide for the payment of dividends or dividend equivalents prior to vesting.

The Company has no program, plan or practice to coordinate equity grants with the release of material information. The Company does not accelerate or delay equity grants in response to material information, nor does it delay the release of information due to plans for making equity grants. Under the Company’s Compensation Committee Charter, the Compensation Committee is prohibited (in the absence of extraordinary circumstances) from granting stock options unless such options are granted at regularly scheduled meetings of the Compensation Committee. In addition, if options are granted, they must be reasonable in size and have a minimum four year vesting period.

2010 Discretionary Bonus Awards Paid in Restricted Equity

As described above, in March 2010, the Compensation Committee determined to award discretionary bonuses, payable in restricted stock to vest over a period of four years, to the NEOs in recognition of their performance and the Company’s achievements in an extremely difficult environment.

The Compensation Committee evaluated Mr. Iannuzzi’s strong leadership throughout an extraordinarily challenging year, and determined that his management of the Company warranted recognition. However, in conjunction with the global economic environment and the sacrifices asked to be made by the employees of the Company in 2009, including cost reductions implemented in response to the worldwide economic downturn, Mr. Iannuzzi proposed that he not be granted a bonus for fiscal 2009, so that additional discretionary bonus funds could be distributed to the other employees of the Company. Additionally, Mr. Iannuzzi, on behalf of management, recommended that the bonuses of the other NEOs and certain other executive officers of the Company be decreased from customary levels, despite their strong performance, to increase further the amount of discretionary bonus funds available to be allocated to other employees. The Compensation Committee and the Board reviewed Mr. Iannuzzi’s proposals, and noting their continued support of his outstanding performance and management of the Company, nevertheless approved that Mr. Iannuzzi not be paid a discretionary bonus for 2009 in accordance with his wishes. The entire Board strongly believes that Mr. Iannuzzi’s interests are sufficiently aligned with those of the Company’s stockholders, recognizing that in February 2009 Mr. Iannuzzi voluntarily elected to purchase 120,852 shares of the Company’s common stock in the open market with the entire net amount of his 2008 bonus and also purchased an additional 72,000 shares in the open market since he became CEO. His beneficial ownership of the Company’s stock as of April 14, 2010 was 1,061,342 shares. Mr. Iannuzzi has never sold any shares or other securities of the Company, and his only dispositions of Company securities have been an aggregate of 87,141 shares withheld by the Company in order to pay taxes due upon the vesting of restricted stock.

The Compensation Committee also reviewed Mr. Iannuzzi’s discretionary bonus recommendations for the other NEOs and certain other executive officers. In consideration of management’s proposal to allocate a larger than customary portion of the discretionary bonus funds to other employees, and in recognition of their substantial contributions to the Company during 2009, the Compensation Committee awarded discretionary bonuses to the other NEOs as follows: 25,000 shares of time-vested restricted stock to Mr. Yates; 26,563 shares of time-vested restricted stock to Mr. Dejanovic; 21,875 shares of time-vested restricted stock to Ms. Poulos; and 15,625 shares of time-vested restricted stock to Mr. Langrock. In addition to the discretionary bonus awards to these NEOs, the Compensation Committee awarded discretionary bonuses to other executive officers and employees of the Company payable wholly in the form of time-vested restricted stock or restricted stock units (“RSUs”), as permitted by the terms of the Incentive Plan.

Benefits

Executive officers are eligible, on the same basis and under the same plans as other employees, for our medical plan, dental plan, vision plan, flexible spending accounts for healthcare costs, life insurance and disability insurance. In addition, we maintain a 401(k) retirement savings plan for the benefit of all of our U.S. employees. Our benefits are intended to be competitive with benefits offered by employers with whom we compete for talent in the marketplace.

Effective as of April 3, 2009, as a result of the challenging global economic climate, the Company suspended the employer match component of the 401(k) retirement savings plan. The Company intends to reinstate the employer match effective October 1, 2010 to provide a match of up to three percent of the participant’s annual earnings.

Perquisites and Other Benefits

Perquisites and other benefits are not a significant component of our executive compensation program. During 2009, the primary perquisites provided by the Company to the NEOs were transportation benefits provided to Mr. Iannuzzi and Company-paid housing provided to Mr. Dejanovic and Ms. Poulos. The amounts paid by the Company for these benefits are set forth in the “All Other Compensation Table” on page 24.

In order to provide a continuing transportation benefit to Mr. Iannuzzi with simplified administration, effective July 1, 2009, the Compensation Committee resolved to provide a reasonable transportation allowance to Mr. Iannuzzi of $60,000 per year. The Compensation Committee determined, based upon Mr. Iannuzzi’s historical commuting expenses, anticipated commuting requirements and business travel schedule, that this amount would be appropriate to cover the costs of commuting by car service between Mr. Iannuzzi’s residence and his primary office location.

The Compensation Committee authorized the transportation benefits for Mr. Iannuzzi upon Mr. Iannuzzi’s appointment as Chairman, President and CEO of the Company in April 2007 because the Compensation Committee determined that it was in the best interests of the Company for Mr. Iannuzzi’s travel and commuting arrangements to be as convenient and efficient as possible given the significant amount of travel that is required of Mr. Iannuzzi, and because such perquisites are customarily provided to CEOs of companies of a similar size or type as the Company. The Compensation Committee authorized the housing benefits for Mr. Dejanovic and Ms. Poulos to continue to accommodate their housing needs closer to their primary office location.

The Company provided tax gross-ups to the applicable NEOs with respect to taxable perquisites they received during part of 2009. The Compensation Committee determined that effective July 1, 2009, all gross-ups were eliminated on perquisites provided to executive officers that are not made available to employees generally, except that gross-ups relating to housing arrangements for Mr. Dejanovic and Ms. Poulos remained in effect through October 2009.

Does the Company have any obligations to provide payments following termination or a change in control of the Company, and what is the rationale for those arrangements?

As described above, the Company has employment agreements with each of the NEOs governing certain payments that may be made to them upon their termination of employment or a change in control of the Company. The Compensation Committee believes that these employment contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and stockholders, including in the event of a potential acquisition of the Company. In addition, by providing for income protection for our NEOs in the event of termination of employment or the uncertainty created by a potential change in control scenario, our employment agreements serve to ensure our NEOs’ devotion to the Company despite such challenges.

In addition, upon a change in control and upon certain types of termination of employment, each NEO is entitled to accelerated vesting of all or a portion (depending on the terms of such NEO’s employment agreement) of his or her outstanding equity awards. The Compensation Committee believes such accelerated vesting upon certain types of termination of employment (excluding voluntary termination and termination as a result of an NEO’s violation of Company policy or breach of an agreement with the Company) or upon the occurrence of a change in control creates a valuable and appropriate connection between the executives’ interests and those of the Company’s stockholders and ensures that such executives will contribute to the success of the Company even when they may face uncertainty about their future employment prospects with the Company.

For more information regarding these potential severance payments and benefits, as well as the acceleration of vesting of outstanding equity awards, see “Potential Payments upon Termination or Change-in-Control” beginning on page 27.

How do tax and accounting implications play a role in executive compensation?

The Company considers tax and accounting implications in determining all elements of its compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a deduction to any publicly held corporation for compensation (other than qualified performance-based compensation) exceeding $1,000,000 paid in a taxable year to the Chief Executive Officer or any one of the next three most highly compensated officers (other than the Chief Financial Officer) reported in the “Summary Compensation Table” below. The Compensation Committee considers the impact of this deductibility limit on the compensation that it intends to award, and attempts to structure compensation such that it is deductible whenever possible and appropriate. For example, the Company’s annual performance-based bonus program is intended to satisfy the requirements of Section 162(m). However, while the Compensation Committee is cognizant of the applicable thresholds of Section 162(m), it may exercise its discretion to award compensation that does not meet the requirements of Section 162(m) when it considers it in the best interests of the Company to do so. The Compensation Committee has exercised this discretion, for example, when making stock awards without any performance-based conditions. The Compensation Committee believes that in some instances, such as the ones described above, it is in the best interests of the Company to exceed the limitations established by Section 162(m) in order to aid in the recruitment and retention of key executives.

When establishing executive compensation, the Compensation Committee considers the effect of various forms of compensation on the Company’s financial reports. In particular, the Compensation Committee considers the potential impact, on current and future financial reports, of all equity compensation that it approves.

What are the Company’s compensation policies and practices relating to risk management?

The Compensation Committee, as part of its review of the Company’s compensation programs, considers the potential impact that such programs have on incentivizing the Company’s officers and directors to take risks. The Company does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The factors leading to this conclusion are: (1) financial performance in the Company’s core online recruitment business is driven primarily by long-term strategic decisions such as investments in new technologies and products that are intended to lead to increased sales, such that there is limited potential for high-risk activities and decisions to lead to material near-term rewards; (2) the Incentive Plan, under which the Compensation Committee establishes annual performance-based compensation plans for the NEOs, provides that if any incentive compensation bonus is paid pursuant to the Incentive Plan on the basis of financial results achieved by the Company, and the Company is subsequently required to restate its financial statements resulting in the financial results being reduced such that the incentive compensation bonus would not have been paid (or would have been smaller in amount), and the participant receiving such incentive compensation bonus had actual knowledge of the circumstances requiring the restatement, then such participant may have the incentive compensation bonus reduced to the amount, if any, that in the Compensation Committee’s sole judgment, would have been earned on the basis of the revised financial statements; and (3) other significant components of the Company’s compensation programs, such as annual equity awards subject to time vesting, are longer term in nature such that inappropriate near-term risk taking is likely to be uncovered prior to the benefit being received.

Does the Company have stock ownership guidelines for executive officers?

In January 2006 our Board of Directors adopted an equity retention policy that applies to certain of our executive officers, including all of the NEOs. The policy requires each such executive officer to retain 25% of the total equity securities granted to the executive officer following the date of the adoption of the policy, through the earlier of the individual’s termination of employment, death or disability or a change in control of the Company (as defined in the policy). “Equity securities” include RSUs, restricted stock, stock options or other equity-based compensatory awards (and excludes any award issued prior to January 18, 2006, any non-compensatory equity award or issuance or any award or issuance that is made in equity solely because of limitations on the amount of cash that may be paid in the particular case because of performance-based award limitations). The Board of Directors adopted the equity retention policy to support an ownership culture at the Company and to align our executives with the interest of stockholders.

Compensation Committee Report

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be incorporated by reference into the Company’s Annual Report on Form 10-K for 2009 and included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

Edmund P. Giambastiani, Jr. (Chairman)
Robert J. Chrenc
Roberto Tunioli

Summary Compensation Table

The following table sets forth the compensation earned during 2009, 2008 and 2007 by our named executive officers. As a result of recent changes to the SEC rules regarding the method for reporting compensation amounts for stock awards, certain amounts reported in the following table for 2007 and 2008 differ from the amounts reported in the proxy statements relating to our 2008 and 2009 annual meetings.

							Non-Equity
Name and principal							Incentive Plan		All Other
position	Year	Salary	Bonus(1)		Stock Awards(2)		Compensation		Compensation(3)	Total

Salvatore Iannuzzi	2009	$1,000,000	$—		$1,675,000		$—		$108,599	$2,783,599
Chairman of the	2008	1,000,000	440,000	(4)	5,782,400		860,000	(4)	76,028	8,158,428
Board of Directors,	2007	723,077	377,778		9,292,431	(5)	1,000,000		56,147	11,449,433
President and CEO
Timothy T. Yates	2009	500,000	—		670,000		—	(12)	7,350	1,117,350
Executive Vice	2008	500,000	120,000	(6)	2,716,200		430,000	(6)	6,900	3,773,100
President and CFO	2007	282,692	750,000		4,471,000		—		5,192	5,508,884
Darko Dejanovic	2009	450,000	—		804,000		—	(12)	141,213	1,395,213
Executive Vice	2008	450,000	263,000	(7)	2,716,200		387,000	(7)	104,865	3,921,065
President, Global	2007	320,192	900,000	(8)	3,572,840		—		95,031	4,888,063
Chief Information Officer and Head of Product
James M. Langrock	2009	350,000	—		268,000		—	(12)	7,350	625,350
Senior Vice	2008	218,077	750,000	(9)	1,144,500		—		—	2,112,577
President, Finance	2007	—	—		—		—		—	—
and Chief Accounting Officer
Lise Poulos	2009	450,000	—		469,000		—	(12)	80,170	999,170
Executive Vice	2008	426,635	156,000	(10)	2,243,700		344,000	(10)	79,643	3,249,978
President and Chief	2007	116,827	450,000	(11)	1,340,000		—		1,298	1,908,125
Administrative Officer

(1)	The “Bonus” column reports bonuses paid other than pursuant to an incentive plan.

(2)	The “Stock Awards” column reports the grant date fair value of stock awards in accordance with ASC 718, for stock awards granted during the applicable year and, as described in footnote 5 to this “Summary Compensation Table,” for a fully-vested stock award granted as a bonus with respect to 2007. The fair value of stock awards is generally calculated using the closing price of the Company’s common stock on the grant date of the award. The fair value of stock awards granted on October 28, 2008, the vesting of which is contingent upon the attainment of stock price targets, was estimated using a Monte Carlo simulation model resulting in an estimated grant date fair value of $7.00 per share rather than the $11.79 closing price of the Company’s common stock on the grant date. For additional information, see footnote 2 to the “Outstanding Equity Awards” table below and Note 2 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 4, 2010.

(3)	The amounts reported in the “All Other Compensation” column are detailed in the “All Other Compensation Table” below.

(4)	Mr. Iannuzzi purchased 120,852 shares of the Company’s common stock in the open market with the entire net amount of his 2008 bonus and non-equity incentive plan compensation.

(5)	Includes $220,431 relating to the portion of Mr. Iannuzzi’s 2007 bonus paid through the issuance of 8,131 fully-vested shares of common stock on March 5, 2008.

(6)	Mr. Yates purchased 51,784 shares of the Company’s common stock in the open market with the entire net amount of his 2008 bonus and non-equity incentive plan compensation.

(7)	Represents a portion of Mr. Dejanovic’s aggregate $650,000 2008 bonus and incentive plan compensation, which was paid through the issuance of 97,014 fully-vested shares of common stock on February 25, 2009. The accounting expense for this bonus was accrued during 2008.

(8)	Consists of a $450,000 bonus that was guaranteed under the terms of Mr. Dejanovic’s employment agreement, a $100,000 sign-on bonus and a $350,000 discretionary annual bonus.

(9)	Consists of a $500,000 sign-on bonus and a $250,000 discretionary annual bonus.

(10)	Represents a portion of Ms. Poulos’ aggregate $500,000 2008 bonus and incentive plan compensation, which was paid through the issuance of 74,626 fully-vested shares of common stock on February 25, 2009. The accounting expense for this bonus was accrued during 2008.

(11)	Consists of a $100,000 sign-on bonus and a $350,000 discretionary annual bonus.

(12)	As described more fully in the “Compensation Discussion and Analysis,” Mr. Iannuzzi requested that he not receive a bonus for fiscal 2009 and on behalf of management, recommended that the amounts of discretionary bonuses awarded to the NEOs and certain other executive officers of the Company be decreased from customary levels, despite their strong performance, to ensure that additional discretionary bonus funds would be available to be allocated to other employees. On March 24, 2010, in recognition of their substantial contributions to the Company in 2009, Messrs. Yates, Dejanovic and Langrock and Ms. Poulos were awarded shares of four-year vesting restricted stock in lieu of discretionary cash bonuses for the 2009 fiscal year as follows: 25,000 shares for Mr. Yates, 26,563 shares for Mr. Dejanovic, 15,625 shares for Mr. Langrock and 21,875 shares for Ms. Poulos. The restricted stock award in lieu of discretionary cash bonus made to the NEOs on March 24, 2010 is not reflected in this Summary Compensation Table pursuant to SEC regulations.

All Other Compensation Table

The following table details each component of the “All Other Compensation” column in the “Summary Compensation Table” above.

			Housing/			401(k)
		Transportation	Lodging	Relocation	Tax	Matching	Director
Name	Year	Expenses(1)	Expenses(2)	Expenses	Gross-Ups(3)	Contributions	Compensation	Total

Salvatore Iannuzzi	2009	$67,420 (4)	$—	$—	$33,829	$7,350	$—	$108,599
	2008	27,650	—	—	41,478	6,900	—	76,028
	2007	25,200	—	—	—	1,212	29,735	56,147
Timothy T. Yates	2009	—	—	—	—	7,350	—	7,350
	2008	—	—	—	—	6,900	—	6,900
	2007	—	—	—	—	5,192	—	5,192
Darko Dejanovic	2009	7,053	73,916	—	56,609	3,635	—	141,213
	2008	—	53,774	—	44,191	6,900	—	104,865
	2007	—	—	95,031	—	—	—	95,031
James M. Langrock	2009	—	—	—	—	7,350	—	7,350
	2008	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—
Lise Poulos	2009	1,506	50,582	—	24,447	3,635	—	80,170
	2008	33,005	15,151	—	24,587	6,900	—	79,643
	2007	—	—	—	—	—	1,298	1,298

(1)	The “Transportation Expenses” column reports transportation allowances and expenses paid by the Company for transportation between a named executive officer’s primary residence and primary office location.

(2)	The “Housing/Lodging Expenses” column reports expenses paid by the Company relating to housing or lodging near a named executive officer’s primary office location.

(3)	The $33,829 of tax gross-ups reported for Mr. Iannuzzi for 2009 relate to transportation between Mr. Iannuzzi’s primary residence and primary office location through June 2009. Of the $56,609 of tax gross-ups reported for Mr. Dejanovic for 2009, $6,128 of gross-ups relate to transportation between Mr. Dejanovic’s primary residence and primary office location through June 2009, and $50,481 of gross-ups relate to housing near Mr. Dejanovic’s primary office location through October 2009. Of the $24,447 of tax gross-ups reported for

Ms. Poulos for 2009, $1,184 of gross-ups relate to transportation between Ms. Poulos’ primary residence and primary office location through June 2009, and $23,263 of gross-ups relate to housing near Ms. Poulos’ primary office location through October 2009. Effective July 1, 2009, the Compensation Committee eliminated all gross-ups on perquisites provided to executive officers that are not made available to employees generally, except that gross-ups relating to housing arrangements for Mr. Dejanovic and Ms. Poulos remained in effect through October 2009, as disclosed in the proxy statement relating to our 2009 annual meeting. Accordingly, since October 2009 no gross-ups have been made on perquisites provided to the named executive officers.

(4)	Consists of (1) $37,420 of expenses paid by the Company for transportation between Mr. Iannuzzi’s primary residence and primary office location through June 2009, which amount was subject to a tax gross-up of $33,829 as reported in the “Tax Gross-Ups” column, and (2) $30,000 paid to Mr. Iannuzzi pursuant to a $60,000 annual transportation allowance that commenced on July 1, 2009, which transportation allowance is not subject to any tax gross-up.

Grants of Plan-Based Awards

The following table provides information about non-equity incentive plan awards and stock awards granted to the named executive officers in 2009. There were no other equity or non-equity incentive plan awards granted to the named executive officers in 2009.

		Estimated Future Payouts				Grant Date
		Under Non-Equity Incentive				Fair Value
		Plan Awards(1)			All Other	of Stock
		Threshold	Target	Maximum	Stock Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	($)(3)

Salvatore Iannuzzi	2/25/2009	—	—	—	250,000	1,675,000
	—	500,000	1,000,000	3,000,000	—	—
Timothy T. Yates	2/25/2009	—	—	—	100,000	670,000
	—	250,000	500,000	1,500,000	—	—
Darko Dejanovic(4)	2/25/2009	—	—	—	120,000	804,000
	—	225,000	450,000	1,350,000	—	—
James M. Langrock	2/25/2009	—	—	—	40,000	268,000
	—	105,000	210,000	630,000	—	—
Lise Poulos(4)	2/25/2009	—	—	—	70,000	469,000
	—	225,000	450,000	1,350,000	—	—

(1)	The amounts shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” relate to 2009 annual incentive plan awards made pursuant to the 2009 Performance Plan, which awards were denominated in dollars but payable in cash or in shares of restricted stock having a value equal to the dollar amount earned on the date such restricted shares are granted. However, there were no amounts earned under the 2009 Performance Plan because the Company did not achieve any of the applicable threshold financial performance goals. Threshold amounts shown in the table assume the attainment of the threshold Company goal for each applicable financial performance metric and the exercise of negative discretion by the Compensation Committee to reflect satisfactory rather than exceptional individual performance. Target amounts reflect target bonuses equal to a specified target percentage of the named executive officer’s base salary (either 60% or 100%, depending on the named executive officer’s position and responsibilities). Target amounts also assume the attainment of the target Company goal for each applicable financial performance metric and the exercise of negative discretion by the Compensation Committee to reflect satisfactory rather than exceptional individual performance. Maximum amounts reflect the maximum possible payouts and assume the attainment of the maximum Company goals for each applicable financial performance metric and no exercise of negative discretion by the Compensation Committee.

(2)	The amounts shown under “All Other Stock Awards” represent grants of restricted stock, each of which vests 25% per year over four years from the grant date, subject to the NEO’s continuing employment.

(3)	The amounts shown under “Grant Date Fair Value of Stock Awards” consist of the grant date fair value of stock awards as determined in accordance with ASC 718.

(4)	Excludes 2008 bonuses paid to Mr. Dejanovic and Ms. Poulos through the issuance of fully-vested shares of common stock on February 25, 2009. The accounting expense for the bonuses was accrued during 2008, and the bonuses are included as 2008 compensation in the “Summary Compensation Table” above.

Outstanding Equity Awards

The following table summarizes the holdings of unvested stock awards by our named executive officers at December 31, 2009. None of the named executive officers held any stock options at December 31, 2009.

		Stock Awards
						Equity Incentive
					Equity Incentive	Plan Awards:
					Plan Awards:	Market or
				Market	Number of	Payout Value of
		Number of		Value of	Unearned	Unearned
		Shares or		Shares or	Shares, Units	Shares, Units
		Units of		Units of	or Other	or Other
		Stock That		Stock That	Rights That	Rights That
		Have Not		Have Not	Have Not	Have Not
	Grant	Vested		Vested	Vested	Vested
Name	Date	(#)		($)(1)	(#)(2)	($)(1)(2)

Salvatore Iannuzzi	4/11/2007	112,500	(3)	1,957,500	—	—
	2/28/2008	90,000	(4)	1,566,000	—	—
	10/28/2008	—		—	350,000	6,090,000
	2/25/2009	250,000	(5)	4,350,000	—	—
Timothy T. Yates	6/7/2007	50,000	(6)	870,000	—	—
	2/28/2008	45,000	(7)	783,000	—	—
	10/28/2008	—		—	150,000	2,610,000
	2/25/2009	100,000	(5)	1,740,000	—	—
Darko Dejanovic	5/30/2007	6,000	(8)	104,400	—	—
	7/26/2007	40,000	(9)	696,000	—	—
	2/28/2008	45,000	(10)	783,000	—	—
	10/28/2008	—		—	150,000	2,610,000
	2/25/2009	120,000	(5)	2,088,000	—	—
James M. Langrock	6/5/2008	22,500	(11)	391,500	—	—
	10/28/2008	—		—	60,000	1,044,000
	2/25/2009	40,000	(5)	696,000	—	—
Lise Poulos	9/7/2007	20,000	(12)	348,000	—	—
	1/29/2008	11,250	(13)	195,750	—	—
	2/28/2008	30,000	(14)	522,000	—	—
	10/28/2008	—		—	100,000	1,740,000
	2/25/2009	70,000	(5)	1,218,000	—	—

(1)	In accordance with SEC rules, the values shown in this column are based on the closing market price of the Company’s common stock as of December 31, 2009, which was $17.40.

(2)	The awards shown or valued in this column are performance-based restricted stock awards. Each such award may vest in 33 1/3% installments if the Company’s common stock price reaches and remains at the applicable price target for such installment for 15 trading days in any 30 trading day period during the 5-year period following the date of grant, subject to the NEO’s continuing employment. The stock price targets for the three installments are $21.00, $28.00 and $35.00.

(3)	Restricted stock award granted April 11, 2007: 56,250 shares vest on each of April 12, 2010 and April 11, 2011, subject to Mr. Iannuzzi’s continuing employment.

(4)	Restricted stock award granted February 28, 2008: 30,000 shares vest on each of the second, third and fourth anniversaries of the grant date, subject to Mr. Iannuzzi’s continuing employment.

(5)	Restricted stock award granted February 25, 2009: vests in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to the NEO’s continuing employment.

(6)	Restricted stock award granted June 7, 2007: 25,000 shares vest on each of June 7, 2010 and June 7, 2011, subject to Mr. Yates’ continuing employment.

(7)	Restricted stock award granted February 28, 2008: 15,000 shares vest on each of the second, third and fourth anniversaries of the grant date, subject to Mr. Yates’ continuing employment.

(8)	RSU award granted May 30, 2007: 3,000 RSUs vest on each of May 30, 2010 and May 30, 2011, subject to Mr. Dejanovic’s continuing employment.

(9)	Restricted stock award granted July 26, 2007: 40,000 shares vest on July 26, 2011, subject to Mr. Dejanovic’s continuing employment.

(10)	Restricted stock award granted February 28, 2008: 15,000 shares vest on each of the second, third and fourth anniversaries of the grant date, subject to Mr. Dejanovic’s continuing employment.

(11)	Restricted stock award granted June 5, 2008: 7,500 shares vest on each of the second, third and fourth anniversaries of the grant date, subject to Mr. Langrock’s continuing employment.

(12)	Restricted stock award granted September 7, 2007: 10,000 shares vest on each of September 7, 2010 and September 7, 2011, subject to Ms. Poulos’ continuing employment.

(13)	Restricted stock award granted January 29, 2008: 3,750 shares vest on each of the second, third and fourth anniversaries of the grant date, subject to Ms. Poulos’ continuing employment.

(14)	Restricted stock award granted February 28, 2008: 10,000 shares vest on each of the second, third and fourth anniversaries of the grant date, subject to Ms. Poulos’ continuing employment.

Option Exercises and Stock Vested

The following table provides information relating to the number of shares acquired by the named executive officers upon the vesting of stock awards during 2009 and the value realized, before any applicable tax and other withholding obligations. None of the named executive officers exercised stock options during 2009.

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
	Vesting	Vesting
Name	(#)	($)(1)

Salvatore Iannuzzi	86,250	854,175
Timothy T. Yates	40,000	425,400
Darko Dejanovic	58,000 (2)	680,130
James M. Langrock	7,500	99,825
Lise Poulos	23,750 (3)	268,425

(1)	The value realized on vesting is based on the market price of the Company’s common stock on the vesting date.

(2)	Excludes a 2008 bonus paid through the issuance of 97,014 fully-vested shares of common stock on February 25, 2009. The bonus is included as 2008 compensation in the “Summary Compensation Table” above.

(3)	Excludes a 2008 bonus paid through the issuance of 74,626 fully-vested shares of common stock on February 25, 2009. The bonus is included as 2008 compensation in the “Summary Compensation Table” above.

Potential Payments Upon Termination or Change-in-Control

This section describes the payments and other benefits that we have agreed to provide to the NEOs if their employment terminates in the future for various reasons, and in the event of any future change in control of the Company. We also quantify such payments and benefits assuming that (1) the termination or change in control had occurred on December 31, 2009, and (2) the value realized upon the accelerated vesting of restricted stock and RSUs was $17.40 per share, the closing price of our common stock on that date.

Generally, as described in more detail below, each of the NEOs is entitled to certain payments, benefits and/or accelerated vesting of their equity awards in the event of:

•	a termination of employment due to death or disability;

•	an involuntary termination of employment;

•	an involuntary termination of employment in connection with or following a change in control; and/or

•	a change in control.

Generally, all of the Company’s outstanding equity awards will become fully vested according to their terms upon a change in control. Although the definition of a “change in control” varies in some cases with respect to employment agreements and the terms of equity awards, a “change in control” will generally occur upon:

•	the acquisition of a controlling interest in the Company (the meaning of “controlling interest” varies among agreements, ranging from between 25% of the Company’s voting securities to more than 50% of the Company’s voting securities);

•	a sale of all or substantially all of the Company’s assets;

•	the approval by the Company’s stockholders of a plan of complete liquidation;

•	the consummation of a reorganization or merger of the Company in which more than 50% of the voting power of the Company is transferred to new stockholders; or

•	a change in the composition of a majority of the members of the Board of Directors.

We amended the employment agreements for Messrs. Iannuzzi, Yates and Langrock and Ms. Poulos, effective January 1, 2009, to provide that upon the occurrence of an event that could lead to a change in control that does not meet the requirements of Internal Revenue Code Section 409A, the Company is required to establish an irrevocable grantor trust (described in Revenue Procedure 92-64, 1992-2 C.B. 422 and sometimes known as a “rabbi trust”) and transfer to the trustee of such trust an amount equal to the severance payments and the estimated tax gross up payments, if any, owed to each such NEO upon a termination of employment in connection with such change in control. The amounts transferred to the trustee will be paid to the applicable NEOs in accordance with the terms of their employment agreements. These amendments were made to ensure that these NEOs will receive their contractual benefits in such an event as intended under their original employment agreements.

The employment agreements for Messrs. Iannuzzi and Yates, both entered into during 2007, provide that to the extent payments or benefits owed to them in connection with a change in control are subject to the excise tax under Internal Revenue Code Section 4999, the Company will provide them with an additional payment such that they will receive the full amount owed to them under the employment agreements in connection with such change in control, without regard to the excise tax or any other taxes imposed on the additional payment. On June 5, 2009, the Compensation Committee adopted the following policy concerning “gross ups” for taxes payable by executives:

It is the policy of the Corporation that executives should be responsible for the taxes payable by them with respect to their compensation. Therefore, the Compensation Committee does not intend to enter into new employment agreements with executive officers or material amendments of existing agreements with such persons that provide for “gross ups” on excise taxes that are payable as a result of a change in control. In unusual circumstances where the Committee believes that accommodations have to be made to recruit a new executive to the Corporation, limited reimbursement for taxes payable may be included in contracts; but even in those circumstances, the “gross ups” will be limited to payments triggered by both a change in control and termination of employment and will be subject to a three year sunset provision.

Salvatore Iannuzzi

The table below quantifies the assumed payments and benefits that Mr. Iannuzzi would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2009, and the footnotes describe the contractual provisions that provide those rights to Mr. Iannuzzi.

	Termination
			Without	Without Cause/For Good
		Non-Renewal	Cause/For	Reason in Connection
	Death or	of Employment	Good	with a Change in	Change in
Payments and Benefits	Disability(1)	Agreement(2)	Reason(3)(4)	Control(3)(5)	Control(6)

Severance	$—	$2,300,000	$3,450,000	$4,600,000	$—
Pro-Rata Bonus	—	—	—	—	—
Continued Welfare Benefits (Medical, Dental and/or Life Insurance)	46,681	31,121	46,681	62,242	—
Restricted Stock Awards (Accelerated Vesting)(7)	12,006,000	—	13,963,500	13,963,500	13,963,500
Gross Up Payment for Excise Taxes	—	—	—	6,214,030	4,505,624

(1)	Pursuant to Mr. Iannuzzi’s employment agreement, if his employment is terminated due to his death or disability, Mr. Iannuzzi is entitled to receive the following payments and benefits: (i) the bonus he would have earned for the fiscal year of his termination, pro-rated for the number of days worked in the fiscal year in which such termination occurs, such bonus to be paid at the time bonuses for such fiscal year are generally paid (a “pro-rata bonus”); and (ii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependants (with tax gross up payments to be made to Mr. Iannuzzi if such benefits cannot be provided on a tax-favored basis). In addition, all unvested restricted stock awards granted to Mr. Iannuzzi will fully vest upon such a termination under the terms of those awards, except unvested shares under Mr. Iannuzzi’s April 11, 2007 sign-on restricted stock award.

(2)	Although the term of Mr. Iannuzzi’s employment agreement does not end until December 31, 2012, the “Non-Renewal of Employment Agreement” column assumes a hypothetical failure to extend the term of the agreement if the term had ended on December 31, 2009. Pursuant to Mr. Iannuzzi’s employment agreement, if his employment is terminated in connection with the Company’s non-renewal of his employment agreement, Mr. Iannuzzi is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to the sum of (a) Mr. Iannuzzi’s base salary at the time of such termination and (b) the greater of (X) 50% of Mr. Iannuzzi’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Iannuzzi for the fiscal year ending immediately prior to the year in which such termination occurs, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for one year after termination for him and his eligible dependants (with tax gross up payments to be made to Mr. Iannuzzi if such benefits cannot be provided on a tax-favored basis). The Company’s obligation to provide the benefits described in clauses (i) and (iii) of the preceding sentence will cease upon any breach by Mr. Iannuzzi of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(3)	Pursuant to Mr. Iannuzzi’s employment agreement, “cause” means any of the following acts by Mr. Iannuzzi that are not cured within 30 days after receipt of notice: willful misconduct or gross negligence in the performance of his duties or a material violation of Company policy; use of illegal drugs while performing his duties; failure to cooperate with any governmental authority having jurisdiction over the Company; a material breach of the employment agreement; or commission of a felony or certain other crimes or acts having a material adverse effect on the Company. Pursuant to the employment agreement, “good reason” means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue the executive in his position under the employment agreement; failure of the executive to be elected to the

Board of Directors; a material diminution or interference with respect to his duties, responsibilities or authority; a relocation of the Company’s executive offices to more than 35 miles from New York City or Maynard, Massachusetts or a requirement that the executive relocate his personal residence; a reduction in compensation or equity awards, or a material reduction in other benefits; or the Company’s material breach of the employment agreement.

(4)	Pursuant to Mr. Iannuzzi’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Iannuzzi for good reason, Mr. Iannuzzi is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to 1.5 times the sum of (a) Mr. Iannuzzi’s then current annual base salary and (b) the greater of (X) 50% of Mr. Iannuzzi’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Iannuzzi for the fiscal year ending immediately prior to the year in which such termination occurs, paid in 18 equal monthly payments following such termination; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependants (with tax gross up payments to be made to Mr. Iannuzzi if such benefits cannot be provided on a tax-favored basis); and (iv) full vesting of all restricted stock and other equity-based awards granted to Mr. Iannuzzi by the Company. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Iannuzzi of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(5)	The “Without Cause/For Good Reason in Connection with a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment in connection with the change in control. Pursuant to Mr. Iannuzzi’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Iannuzzi for good reason, in either case within six months before, or 18 months after, a change in control, Mr. Iannuzzi is entitled to receive the following payments and benefits: (i) a lump sum severance payment equal to two times the sum of (a) Mr. Iannuzzi’s base salary at the time of such termination and (b) the greater of (X) Mr. Iannuzzi’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Iannuzzi for the fiscal year ending immediately prior to the year in which such termination occurs; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for two years after termination for him and his eligible dependants (with tax gross up payments to be made to Mr. Iannuzzi if such benefits cannot be provided on a tax-favored basis); (iv) full vesting of all restricted stock and other equity-based awards granted to Mr. Iannuzzi by the Company; and (v) to the extent payments or benefits owed to Mr. Iannuzzi in connection with the change in control are subject to the excise tax under Internal Revenue Code Section 4999, an additional payment such that Mr. Iannuzzi will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment. If the change in control does not satisfy the requirements of Internal Revenue Code Section 409A, then the severance payment described in clause (i) of the preceding sentence will be paid to Mr. Iannuzzi in equal monthly payments over the 18-month period following Mr. Iannuzzi’s termination, rather than in a lump sum.

(6)	Pursuant to Mr. Iannuzzi’s employment agreement, upon a change in control, all of the outstanding restricted stock and other equity-based awards granted to him by the Company will become fully vested, and to the extent payments or benefits owed to Mr. Iannuzzi in connection with the change in control are subject to the excise tax under Internal Revenue Code Section 4999, the Company will provide him with an additional payment such that Mr. Iannuzzi will receive the full amount owed to him under his employment agreement in connection with such change in control, without regard to the excise tax or any other taxes imposed on the additional payment.

(7)	As of December 31, 2009, Mr. Iannuzzi held 802,500 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of 802,500 shares of restricted stock, based on the closing price of our common stock on December 31, 2009 of $17.40 per share, except that the amount in the “Death or Disability” column represents the accelerated vesting of 690,000 shares of restricted stock, based on the closing price of our common stock on such date.

Timothy T. Yates

The table below quantifies the assumed payments and benefits that Mr. Yates would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2009, and the footnotes describe the contractual provisions that provide those rights to Mr. Yates.

	Termination
			Without Cause/
		Without Cause/	For Good Reason in
	Death or	For Good	Connection with a Change	Change in
Payments and Benefits	Disability(1)	Reason(2)(3)	in Control(2)(4)	Control(5)

Severance	$—	$500,000	$500,000	$—
Pro-Rata Bonus	—	—	—	—
Continued Welfare Benefits (Medical, Dental and/or Life Insurance)	17,874	17,874	17,874	—
Restricted Stock Awards (Accelerated Vesting)(6)	5,133,000	870,000	6,003,000	6,003,000
Gross Up Payment for Excise Taxes	—	—	1,972,817	1,783,050

(1)	Pursuant to Mr. Yates’ employment agreement, if his employment is terminated due to his death or disability, Mr. Yates is entitled to receive the following payments and benefits: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants. In addition, all unvested restricted stock awards granted to Mr. Yates will fully vest upon such a termination under the terms of those awards, except unvested shares under Mr. Yates’ June 7, 2007 sign-on restricted stock award.

(2)	Pursuant to Mr. Yates’ employment agreement, “cause” means any of the following acts by Mr. Yates that are not cured within 30 days after receipt of notice: willful misconduct or gross negligence in the performance of his duties or a material violation of Company policy; use of illegal drugs while performing his duties; failure to cooperate with any governmental authority having jurisdiction over the Company; a material breach of the employment agreement; or commission of a felony or certain other crimes or acts having a material adverse effect on the Company. Pursuant to the employment agreement, “good reason” means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue the executive in his position under the employment agreement; failure of the executive to be elected to the Board of Directors; a material diminution or interference with respect to his duties, responsibilities or authority; a relocation of the Company’s executive offices to more than 35 miles from New York City or a requirement that the executive relocate his personal residence; a reduction in compensation or equity awards, or a material reduction in other benefits; or the Company’s material breach of the employment agreement.

(3)	Pursuant to Mr. Yates’ employment agreement, if his employment is terminated by the Company without cause or by Mr. Yates for good reason, Mr. Yates is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to Mr. Yates’ then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants; and (iv) full vesting of all unvested shares under Mr. Yates’ June 7, 2007 sign-on restricted stock award. The Company’s obligation to provide the severance payment described in clause (i) of the preceding sentence will cease upon any breach by Mr. Yates of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(4)	The “Without Cause/For Good Reason in Connection with a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment in connection with the change in control. Pursuant to Mr. Yates’ employment agreement, if his employment is terminated by the Company without cause or by Mr. Yates for good reason, in either case within six months before, or 18 months after, a change in control, Mr. Yates is entitled to receive the following payments and benefits (in addition to accelerated vesting of outstanding equity awards not described below): (i) a lump sum severance payment equal to Mr. Yates’ then current annual base salary; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants; (iv) full vesting of all unvested shares under Mr. Yates’ June 7, 2007 sign-on restricted stock award; and (v) to the extent payments or benefits owed to Mr. Yates in connection with the change in control are subject to the excise tax under Internal Revenue Code Section 4999, an additional payment such that Mr. Yates will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment. If the change in control does not satisfy the requirements of Internal Revenue Code Section 409A, then the severance payment described in clause (i) of the preceding sentence will be paid to Mr. Yates in equal monthly payments over the 12-month period following Mr. Yates’ termination, rather than in a lump sum.

(5)	Pursuant to Mr. Yates’ employment agreement, upon a change in control, all of the outstanding restricted stock and other equity-based awards granted to him by the Company will become fully vested, and to the extent payments or benefits owed to Mr. Yates in connection with the change in control are subject to the excise tax under Internal Revenue Code Section 4999, the Company will provide him with an additional payment such that Mr. Yates will receive the full amount owed to him under his employment agreement in connection with such change in control, without regard to the excise tax or any other taxes imposed on the additional payment.

(6)	As of December 31, 2009, Mr. Yates held 345,000 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of restricted stock as follows, based on the closing price of our common stock on December 31, 2009 of $17.40 per share: “Death or Disability” column — 295,000 shares; “Without Cause/For Good Reason” column — 50,000 shares; and “Without Cause/For Good Reason in Connection with a Change in Control” and “Change in Control” columns — 345,000 shares.

Darko Dejanovic

The table below quantifies the assumed payments and benefits that Mr. Dejanovic would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2009, and the footnotes describe the contractual provisions that provide those rights to Mr. Dejanovic.

	Termination
			Termination by the
			Company/Constructive
	Death or		Termination After a	Change in
Payments and Benefits	Disability(1)	Without Cause(2)	Change in Control(3)	Control(4)

Severance	$—	$450,000	$450,000	$—
Continued Welfare Benefits (Medical and Dental)	—	12,506	12,506	—
Restricted Stock and RSU Awards (Accelerated Vesting)(5)	6,281,400	—	6,281,400	6,281,400

(1)	All unvested restricted stock awards and RSUs granted to Mr. Dejanovic will fully vest under the terms of those awards if his employment is terminated due to his death or disability.

(2)	Pursuant to Mr. Dejanovic’s employment agreement, if his employment is terminated by the Company without cause, Mr. Dejanovic is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to his then current annual base salary, paid over the one-year period following such termination; and (ii) continued medical and dental benefits for one year after termination. Pursuant to Mr. Dejanovic’s employment agreement, “cause” means any of the following acts by Mr. Dejanovic: willful misconduct or gross negligence in the performance of his duties or a material violation of Company policy, in each case that is not cured within 20 days after receipt of notice; or the commission of a felony, criminal dishonesty or fraud.

(3)	The “Termination by the Company/Constructive Termination After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Mr. Dejanovic’s employment agreement, if his employment is terminated by the Company for any reason or by Mr. Dejanovic as a result of a reduction in the nature or scope of his authority or duties, a reduction in his compensation or benefits, or a change in the city in which he is required to perform his duties, in each case following a change in control, then Mr. Dejanovic is entitled to receive the following payments and benefits (in addition to accelerated vesting of outstanding equity awards): (i) severance payments equal to his then current annual base salary, paid over the one-year period following such termination; (ii) full vesting of Mr. Dejanovic’s unvested RSU awards; and (iii) continued medical and dental benefits for the one-year period after termination.

(4)	All of the outstanding equity awards held by Mr. Dejanovic will become fully vested according to their terms upon a change in control. In addition, pursuant to Mr. Dejanovic’s employment agreement, in the event of a change in control, all of Mr. Dejanovic’s unvested RSUs will become fully vested.

(5)	As of December 31, 2009, Mr. Dejanovic held 355,000 unvested shares of restricted stock, 6,000 unvested RSUs and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of 355,000 shares of restricted stock and 6,000 RSUs, based on the closing price of our common stock on December 31, 2009 of $17.40 per share.

James M. Langrock

The table below quantifies the assumed payments and benefits that Mr. Langrock would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2009, and the footnotes describe the contractual provisions that provide those rights to Mr. Langrock.

	Termination
			Without Cause/
	Death or	Without Cause/	For Good Reason After a	Change in
Payments and Benefits	Disability(1)	For Good Reason(2)(3)	Change in Control(2)(4)	Control(5)

Severance	$—	$350,000	$350,000	$—
Pro-Rata Bonus	—	—	—	—
Continued Welfare Benefits (Medical, Dental and/or Life Insurance)	19,826	19,826	19,826	—
Restricted Stock Awards (Accelerated Vesting)(6)	2,131,500	—	2,131,500	2,131,500

(1)	Pursuant to Mr. Langrock’s employment agreement, if his employment is terminated due to his death or disability, Mr. Langrock is entitled to receive the following payments and benefits: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after the date of termination for him and his eligible dependants. In addition, all unvested restricted stock awards granted to Mr. Langrock will fully vest upon such a termination under the terms of those awards.

(2)	Pursuant to Mr. Langrock’s employment agreement, “cause” means any of the following acts by Mr. Langrock that are not cured within 30 days after receipt of notice: willful misconduct or gross negligence in the performance of his duties or a material violation of Company policy; use of illegal drugs while performing his duties; failure to cooperate with any governmental authority having jurisdiction over the Company; a material breach of the employment agreement; or commission of a felony or certain other crimes or acts having a material adverse effect on the Company. Pursuant to the employment agreement, “good reason” means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue the executive in his position under the employment agreement; a material diminution or interference with respect to his duties, responsibilities or authority; a relocation of the Company’s executive offices to more than 35 miles from New York City or a requirement that the executive relocate his personal residence; or the Company’s material breach of the employment agreement.

(3)	Pursuant to Mr. Langrock’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Langrock for good reason, Mr. Langrock is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to Mr. Langrock’s then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Langrock of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(4)	The “Without Cause/For Good Reason After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Mr. Langrock’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Langrock for good reason, in either case following a change in control, he is entitled to receive the following payments and benefits upon his execution of a release (in addition to accelerated vesting of outstanding equity awards not described below): (i) a lump sum severance payment equal to Mr. Langrock’s then current annual base salary; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants; and (iv) full vesting of all restricted stock and other equity-based awards granted to Mr. Langrock by the Company. If the change in control does not satisfy the requirements of Internal Revenue Code Section 409A, then the severance payment described in clause (i) of the preceding sentence will be paid in equal monthly payments over the 12-month period following Mr. Langrock’s termination, rather than in a lump sum.

(5)	All of the outstanding equity awards held by Mr. Langrock will become fully vested according to their terms upon a change in control.

(6)	As of December 31, 2009, Mr. Langrock held 122,500 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of 122,500 shares of restricted stock, based on the closing price of our common stock on December 31, 2009 of $17.40 per share.

Lise Poulos

The table below quantifies the assumed payments and benefits that Ms. Poulos would have been entitled to upon her termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2009, and the footnotes describe the contractual provisions that provide those rights to Ms. Poulos.

	Termination
			Without Cause/
	Death or	Without Cause/	For Good Reason After a	Change in
Payments and Benefits	Disability(1)	For Good Reason(2)(3)	Change in Control(2)(4)	Control(5)

Severance	$—	$450,000	$450,000	$—
Pro-Rata Bonus	—	—	—	—
Continued Welfare Benefits (Medical, Dental and/or Life Insurance)	12,749	12,749	12,749	—
Restricted Stock Awards (Accelerated Vesting)(6)	3,675,750	—	4,023,750	4,023,750

(1)	Pursuant to Ms. Poulos’ employment agreement, if her employment is terminated due to her death or disability, Ms. Poulos is entitled to receive the following payments and benefits: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after termination for her and her eligible dependants. In addition, all unvested restricted stock awards granted to Ms. Poulos will fully vest upon such a termination under the terms of those awards, except unvested shares under Ms. Poulos’ September 7, 2007 sign-on restricted stock award.

(2)	Pursuant to Ms. Poulos’ employment agreement, “cause” means any of the following acts by Ms. Poulos that are not cured within 30 days after receipt of notice: willful misconduct or gross negligence in the performance of her duties or a material violation of Company policy; use of illegal drugs while performing her duties; failure to cooperate with any governmental authority having jurisdiction over the Company; a material breach of the employment agreement; or commission of a felony or certain other crimes or acts having a material adverse effect on the Company. Pursuant to the employment agreement, “good reason” means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue the executive in her position under the employment agreement; a material diminution or interference with respect to her duties, responsibilities or authority; a relocation of the Company’s executive offices to more than 35 miles from New York City or a requirement that the executive relocate her personal residence; or the Company’s material breach of the employment agreement.

(3)	Pursuant to Ms. Poulos’ employment agreement, if her employment is terminated by the Company without cause or by Ms. Poulos for good reason, Ms. Poulos is entitled to receive the following payments and benefits (subject to her execution of a release): (i) severance payments equal to Ms. Poulos’ then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for 12 months after termination for her and her eligible dependants. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Ms. Poulos of her 12-month non-competition or non-solicitation covenants, or upon any material breach of her confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(4)	The “Without Cause/For Good Reason After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Ms. Poulos’ employment agreement, if her employment is terminated by the Company without cause or by Ms. Poulos for good reason, in either case following a change in control, she is entitled to receive the following payments and benefits upon her execution of a release (in addition to accelerated vesting of outstanding equity awards not described below): (i) a lump sum severance payment equal to Ms. Poulos’ then current annual base salary; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 12 months after termination for her and her eligible dependants; and (iv) full vesting of all restricted stock and other equity-based awards granted to Ms. Poulos by the Company. If the change in control does not satisfy the requirements of Internal Revenue Code Section 409A, then the severance payment described in clause (i) of the preceding sentence will be paid in equal monthly payments over the 12-month period following Ms. Poulos’ termination, rather than in a lump sum.

(5)	All of the outstanding equity awards held by Ms. Poulos will become fully vested according to their terms upon a change in control.

(6)	As of December 31, 2009, Ms. Poulos held 231,250 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of 231,250 shares of restricted stock, based on the closing price of our common stock on December 31, 2009 of $17.40 per share, except that the amount in the “Death or Disability” column represents the accelerated vesting of 211,250 shares of restricted stock, based on the closing price of our common stock on such date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors serve one-year terms (or shorter if appointed by the Board of Directors between annual meetings) and are elected annually. Accordingly, the current term of office of all of the Company’s directors expires at the Annual Meeting. Eight directors are to be elected at the Annual Meeting.

Our certificate of incorporation and by-laws provide that the number of directors on the Board of Directors shall be not less than three and no more than twelve, as is fixed from time to time by resolution of the Board of Directors. Our nominees for election to the Board of Directors are set forth below. All of the nominees are current directors. All of the nominees have been recommended by the Corporate Governance and Nominating Committee for election to the Board of Directors and all have consented to serve if elected. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The Board of Directors recommends a vote FOR the election to the Board of Directors of each of the following nominees:

		Year First
		Became
Nominee	Age	Director	Biography

Salvatore Iannuzzi	56	2006	Director of the Company since July 2006. Mr. Iannuzzi has been Chairman of the Board, President and Chief Executive Officer of the Company since April 2007. Prior to joining the Company, Mr. Iannuzzi served as President of Motorola, Inc.’s Enterprise Mobility business from January 2007 to April 2007. Prior to that, Mr. Iannuzzi served as President and Chief Executive Officer of Symbol Technologies, Inc. (“Symbol”), a publicly traded company engaged in the business of manufacturing and servicing products and systems used in end-to-end enterprise mobility solutions, from January 2006 to January 2007, when Symbol was sold to Motorola, Inc. He previously served as Symbol’s Interim President and Chief Executive Officer and Chief Financial Officer from August 2005 to January 2006 and as Senior Vice President, Chief Administrative and Control Officer from April 2005 to August 2005. He also served as a director of Symbol from December 2003 to January 2007, serving as the Non-Executive Chairman of the Board from December 2003 to April 2005. From August 2004 to April 2005, Mr. Iannuzzi was a partner in Saguenay Capital, a boutique investment firm. Prior thereto, from April 2000 to August 2004, Mr. Iannuzzi served as Chief Administrative Officer of CIBC World Markets. From 1982 to 2000, he held several senior positions at Bankers Trust Company/Deutsche Bank, including Senior Control Officer and Head of Corporate Compliance.
Robert J. Chrenc	65	2007	Director of the Company since April 2007. Mr. Chrenc served as a director of Symbol beginning in December 2003, and as non-executive Chairman of the Board of Directors of Symbol from April 2005 until January 9, 2007, the date of Symbol’s sale to Motorola, Inc. Mr. Chrenc was Executive Vice President and Chief Administrative Officer at ACNielsen, a leading provider of marketing information based on measurement and analysis of marketplace dynamics and consumer attitudes and behavior, from February 2001 until his retirement in December 2001. From June 1996 to February 2001, he served as ACNielsen’s Executive Vice President and Chief Financial Officer. Mr. Chrenc is also a member of the board of directors of Information Services Group Inc.

		Year First
		Became
Nominee	Age	Director	Biography

John Gaulding	64	2001	Director of the Company since June 2001. Previously, Mr. Gaulding was a director of the Company from January 1996 to October 1999. Since July 1996, Mr. Gaulding has been a private investor and business consultant in the fields of strategy and organization. He was Chairman and Chief Executive Officer of National Insurance Group, a publicly traded financial information services company, from April 1996 through July 11, 1996, the date of such company’s sale. For six years prior thereto, he was President and Chief Executive Officer of ADP Claims Solutions Group. From 1985 to 1990, Mr. Gaulding was President and Chief Executive Officer of Pacific Bell Directory, the yellow pages publishing unit of Pacific Telesis Group. Mr. Gaulding served as Co-Chairman of the Yellow Pages Publishers Association from 1987 to 1990. Mr. Gaulding is also a director of ANTs software inc., a developer of data management software, and Yellow Pages Group, Inc., a public Canadian publisher of yellow pages and specialized vertical directories.
Edmund P. Giambastiani, Jr.	61	2008	Director of the Company since January 2008. On October 1, 2007, Admiral Giambastiani, a nuclear trained submarine officer, retired from the United States Navy after 41 years of service. Between 2005 and 2007, Admiral Giambastiani was the second highest ranking military officer in the United States, serving as the seventh Vice Chairman of the Joint Chiefs of Staff. In addition to his appointment as Vice Chairman of the Joint Chiefs of Staff, Admiral Giambastiani’s distinguished naval career included assignments as Senior Military Assistant to the United States Defense Secretary and Commander, United States Joint Forces Command. He also served as NATO’s first Supreme Allied Commander Transformation. Admiral Giambastiani is also a member of the board of directors of The Boeing Company, SRA International, Inc. and QinetiQ Group plc. Admiral Giambastiani also consults for a variety of defense and non-defense related companies.
Cynthia P. McCague	59	2010	Director of the Company since April 2010. Ms. McCague has been a Senior Advisor to The Coca-Cola Company since December 2009, a position she will maintain until April 30, 2010. From June 2004 through November 2009, Ms. McCague served as Senior Vice President and Director of Global Human Resources for The Coca-Cola Company. From 2000 through June 2004, Ms. McCague led the human resources function at Coca-Cola Hellenic, a large publicly-traded Coca-Cola bottler. Prior to that, Ms. McCague led the human resources function for Coca-Cola Beverages Plc in Great Britain, the predecessor to Coca-Cola Hellenic beginning in 1998.

		Year First
		Became
Nominee	Age	Director	Biography

Jeffrey F. Rayport	50	2010	Director of the Company since April 2010. Since June 2009, Dr. Rayport has been an operating partner at Castanea Partners, a private equity firm focused on investments in marketing, retail, and information services. From October 2003 to May 2009, he was executive chairman of Marketspace LLC, a digital strategy advisory and research business of Monitor Group, and served as chief executive officer of Marketspace from September 1998 to October 2003. From September 1991 through September 1999, Dr. Rayport was a faculty member in the marketing and service management units at the Harvard Business School. Dr. Rayport is also a director of GSI Commerce, ValueClick Inc., International Data Group, iCrossing, and Andrews McMeel Universal.
Roberto Tunioli	51	2008	Director of the Company since September 2008. From 2001 to April 2009, Mr. Tunioli was the Vice Chairman and Chief Executive Officer of Datalogic SpA, a publicly traded company based in Italy that produces bar code readers, data collection mobile computers and RFID technology systems. He was Datalogic’s Chief Executive Officer from 1995 to 2001 prior to adding the title of Vice Chairman in 2001, and started at Datalogic in 1988. Prior to joining Datalogic, Mr. Tunioli worked in the financial services industry for leading banking and insurance companies. He is also a member of the board of directors of Monrif SpA, an Italian printing, publishing and hospitality company, and Piquadro S.p.A., an Italian luxury goods retailer.
Timothy T. Yates	62	2007	Director of the Company since June 2007. Mr. Yates has been Executive Vice President and Chief Financial Officer of the Company since June 2007. Prior to joining the Company, Mr. Yates served as Senior Vice President, Chief Financial Officer and a director of Symbol from February 2006 to January 2007. From January 2007 to June 2007, he was a Senior Vice President of Motorola, Inc.’s Enterprise Mobility business responsible for Motorola’s integration of Symbol. From August 2005 to February 2006, Mr. Yates served as an independent consultant to Symbol. Prior to this, from October 2002 to November 2005, Mr. Yates served as a partner and Chief Financial Officer of Saguenay Capital, a boutique investment firm. Prior to that, he served as a founding partner of Cove Harbor Partners, a private investment and consulting firm, which he helped establish in 1996. From 1971 through 1995, Mr. Yates held a number of senior leadership roles at Bankers Trust New York Corporation, including serving as Chief Financial and Administrative Officer from 1990 through 1995.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed BDO Seidman, LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010. BDO Seidman, LLP has been the independent registered public accounting firm for the Company since November 15, 1992. During 2009, BDO Seidman, LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Audit Matters” on page 42. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment is not ratified by our stockholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 14, 2010 (except as otherwise stated in the footnotes to the table) regarding beneficial ownership of the Company’s common stock by: (1) the named executive officers listed in the “Summary Compensation Table” on page 23; (2) each director of the Company; (3) all current directors and current executive officers of the Company as a group; and (4) each other person or entity known by the Company to own beneficially more than five percent of the Company’s outstanding common stock. Percentage ownership is based on 126,117,598 shares of common stock outstanding as of April 14, 2010, the record date for the Annual Meeting. Except as otherwise stated in the footnotes to the table, this table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	%

Named Executive Officers
Salvatore Iannuzzi(1)	1,061,342	*
Timothy T. Yates(2)	488,008	*
Darko Dejanovic(3)	454,083	*
James M. Langrock(4)	141,767	*
Lise Poulos(5)	325,679	*
Other Directors
Robert J. Chrenc(6)	21,000	*
John Gaulding(7)	40,014	*
Edmund P. Giambastiani, Jr.(8)	10,000	*
Cynthia P. McCague	—	*
Jeffrey F. Rayport(9)	549	*
Roberto Tunioli(10)	5,000	*
All current directors and current executive officers as a group (11 persons)(11)	2,547,442	2.0
5% Stockholders
BlackRock, Inc.(12)	7,739,534	6.1
Capital Research Global Investors(13)	8,814,500	7.0
FMR LLC(14)	16,387,693	13.0
Morgan Stanley(15)	7,047,224	5.6
The Vanguard Group, Inc.(16)	6,345,854	5.0

*	Less than 1%

(1)	The shares beneficially owned by Mr. Iannuzzi consist of (A) 407,592 shares of common stock held outright by Mr. Iannuzzi and (B) 653,750 shares of unvested restricted stock with respect to which Mr. Iannuzzi possesses sole voting power.

(2)	The shares beneficially owned by Mr. Yates consist of (A) 158,008 shares of common stock held outright by Mr. Yates and (B) 330,000 shares of unvested restricted stock with respect to which Mr. Yates possesses sole voting power.

(3)	The shares beneficially owned by Mr. Dejanovic consist of (A) 114,520 shares of common stock held outright by Mr. Dejanovic, (B) 336,563 shares of unvested restricted stock with respect to which Mr. Dejanovic possesses sole voting power and (C) 3,000 shares of common stock underlying RSUs that are scheduled to vest within 60 days of April 14, 2010. The 454,083 shares beneficially owned by Mr. Dejanovic exclude 3,000 shares of common stock underlying RSUs that are not scheduled to vest within 60 days of April 14, 2010.

(4)	The shares beneficially owned by Mr. Langrock consist of (A) 13,642 shares of common stock held outright by Mr. Langrock and (B) 128,125 shares of unvested restricted stock with respect to which Mr. Langrock possesses sole voting power.

(5)	The shares beneficially owned by Ms. Poulos consist of (A) 103,804 shares of common stock held outright by Ms. Poulos and (B) 221,875 shares of unvested restricted stock with respect to which Ms. Poulos possesses sole voting power.

(6)	The shares beneficially owned by Mr. Chrenc consist of (A) 14,500 shares of common stock held outright by Mr. Chrenc and (B) 6,500 shares of unvested restricted stock with respect to which Mr. Chrenc possesses sole voting power.

(7)	The shares beneficially owned by Mr. Gaulding consist of (A) 9,500 shares of common stock held outright by Mr. Gaulding, (B) 6,500 shares of unvested restricted stock with respect to which Mr. Gaulding possesses sole voting power and (C) 24,014 shares of common stock underlying stock options that are exercisable as of or within 60 days of April 14, 2010.

(8)	The shares beneficially owned by Admiral Giambastiani consist of (A) 5,000 shares of common stock held outright by Admiral Giambastiani and (B) 5,000 shares of unvested restricted stock with respect to which Admiral Giambastiani possesses sole voting power.

(9)	The shares beneficially owned by Dr. Rayport consist of 549 shares of common stock held outright by Dr. Rayport.

(10)	The shares beneficially owned by Mr. Tunioli consist of 5,000 shares of common stock held outright by Mr. Tunioli.

(11)	The shares beneficially owned by the current directors and current executive officers as a group consist of (A) an aggregate of 832,115 shares of common stock held outright by those individuals, (B) an aggregate of 1,688,313 shares of unvested restricted stock with respect to which such individuals possess sole voting power, (C) an aggregate of 3,000 shares of common stock underlying RSUs that are scheduled to vest within 60 days of April 14, 2010 and (D) an aggregate of 24,014 shares of common stock underlying stock options that are exercisable as of or within 60 days of April 14, 2010.

(12)	BlackRock, Inc. (“BlackRock”) may be deemed to beneficially own 7,739,534 shares of our common stock. BlackRock has sole voting power and sole dispositive power with respect to all 7,739,534 shares and does not have shared voting power or shared dispositive power with respect to any of the shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022. Information with respect to BlackRock has been derived from its Schedule 13G as filed with the SEC on January 29, 2010.

(13)	Capital Research Global Investors, a division of Capital Research and Management Company, is deemed to beneficially own 8,814,500 shares of our common stock as a result of Capital Research and Management Company acting as investment adviser to various investment companies. Capital Research Global Investors has sole voting power with respect to 7,700,000 of the shares, sole dispositive power with respect to all 8,814,500 shares and does not have shared voting power or shared dispositive power with respect to any of the shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071. Information with respect to Capital Research Global Investors has been derived from its Schedule 13G/A as filed with the SEC on February 9, 2010.

(14)	FMR LLC may be deemed to beneficially own 16,387,693 shares of our common stock. FMR LLC has sole voting power with respect to 378,342 of the shares, sole dispositive power with respect to all 16,387,693 shares and does not have shared voting power or shared dispositive power with respect to any of the shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Information with respect to FMR LLC has been derived from its Schedule 13G/A as filed with the SEC on February 16, 2010.

(15)	Morgan Stanley may be deemed to beneficially own 7,047,224 shares of our common stock. Morgan Stanley has sole voting power with respect to 6,930,293 of the shares, sole dispositive power with respect to all 7,047,224 shares and does not have shared voting or shared dispositive power with respect to any of the shares. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036. Information with respect to Morgan Stanley has been derived from its Schedule 13G/A as filed with the SEC on February 12, 2010.

(16)	The Vanguard Group, Inc. (“Vanguard”) may be deemed to beneficially own 6,345,854 shares of our common stock. Vanguard has sole voting power with respect to 201,275 shares, sole dispositive power with respect to 6,165,879 shares, shared dispositive power with respect to 179,975 and does not have shared voting power with respect to any of the shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Information with respect to Vanguard has been derived from its Schedule 13G as filed with the SEC on February 9, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during fiscal 2009 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

AUDIT MATTERS

The Company incurred professional fees from BDO Seidman, LLP, its independent registered public accounting firm, and BDO International affiliate firms for the following professional services:

Audit Fees.  Fees in the amount of $2.9 million and $3.3 million in 2009 and 2008, respectively, related to the audits of the Company’s annual financial statements and internal controls; the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q; the review of documents filed with the SEC; and the services that an independent registered public accounting firm would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements, such as consents and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees.  Fees in the amount of $41,000 and $38,000 in 2009 and 2008, respectively, primarily related to the audits of the Company’s employee benefit plan, due diligence related to mergers and acquisitions and accounting consultation.

Tax Fees.  Fees in the amount of $0.2 million in each of 2009 and 2008, related to professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees.  The Company did not incur any fees from BDO Seidman, LLP in 2009 or 2008 other than as described above.

The Company’s Audit Committee has determined that the non-audit services provided by BDO Seidman, LLP in connection with the years ended December 31, 2009 and 2008 were compatible with the auditors’ independence. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of BDO Seidman, LLP will also be available to respond to appropriate questions from stockholders.

Pre-Approval Policies

The Audit Committee pre-approves all anticipated annual audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such permissible services. With respect to audit services and permissible non-audit services not previously approved, the Audit Committee has authorized the Chairman of the Audit Committee to approve such audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. All “Audit Fees,” “Audit-Related Fees” and “Tax Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Monster Worldwide, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm was also responsible for expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles in the United States of America or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee discussed the statements with both management and the Company’s independent registered public accounting firm. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Codification of Statements on Auditing Standards, AU 380, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other items, discussed with BDO Seidman, LLP, matters relating to BDO Seidman, LLP’s independence, including the written disclosures made to the Audit Committee as required by the Independence Standards of the PCAOB.

Finally, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

On the basis of these reviews and discussion, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Members of the Audit Committee

Robert J. Chrenc, Chairman
John Gaulding
Roberto Tunioli

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Monster adheres to a strict policy against its directors, officers and employees entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Ethics and the Corporate Governance Guidelines, each of which is available through the “Corporate Governance” section of our company website. Our company website is located at http://about-monster.com and the ‘’Corporate Governance” section is located on the “Investor Relations” tab located at http://ir.monster.com. The Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director must promptly inform the Chairman of the Board of Directors. If a significant conflict exists and cannot be resolved, the director must resign from his or her position from the Board of Directors. Directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests. In addition, the Company’s legal department, together with outside legal counsel, is responsible for monitoring compliance with this policy. The Company’s Audit Committee is responsible for reviewing any “related person transaction,” as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” mean directors and executive officers and their immediate family members, and stockholders owning five percent or more of the Company’s outstanding stock.

Since January 1, 2009, we have not been a party to, and we have no plans to be a party to, any transactions considered to be related person transactions.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Under the SEC proxy rules, if a stockholder wants the Company to include a proposal in the Proxy Statement for the 2011 Annual Meeting, the proposal must be received by the Company at 622 Third Avenue, 39th Floor, New York, New York 10017, Attention: Secretary, no later than December 29, 2010.

Under the Company’s by-laws any stockholder wishing to make a nomination for director, or wishing to introduce any business, at the 2011 Annual Meeting must give the Company advance notice in accordance with the Company’s by-laws. To be timely, the Company must receive such notice for the 2011 Annual Meeting at its offices mentioned above no earlier than February 12, 2011 and no later than March 14, 2011. Nominations for director must be accompanied by written consent to serving as a director if elected.

COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders and other interested parties to communicate with the Board of Directors, the lead independent director, all non-management directors as a group, or individual directors as follows. Stockholders and other interested parties who wish to communicate with the Board of Directors, the lead independent director, all non-management directors as a group, or an individual director should direct written correspondence to the Company’s Secretary at its principal office at 622 Third Avenue, 39th Floor, New York, New York 10017. With respect to any stockholder, any communication must contain (1) a representation that the stockholder is a holder of record of stock of the Company, (2) the name and address, as they appear on the Company’s books, of the stockholder sending such communication and (3) the number of shares of the Company that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors, the lead independent director, all non-management directors as a group, or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: MONSTER WORLDWIDE, INC., ATTENTION: MICHAEL C. MILLER, ESQ., 622 THIRD AVENUE, 39TH FLOOR, NEW YORK, NEW YORK 10017.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date MONSTER WORLDWIDE, INC. M24819-P91706 MONSTER WORLDWIDE, INC. 622 THIRD AVENUE 39TH FLOOR NEW YORK, NY 10017 Three Alternate Ways to Vote VOTE BY INTERNET/TELEPHONE/MAIL 24 Hours a Day – 7 Days a Week If you have submitted your vote by Internet or telephone there is no need for you to mail back your voting instruction card. VOTE BY INTERNET — www.proxyvote.com Use the Internet to vote up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions. VOTE BY TELEPHONE — 1-800-690-6903 Use any touch-tone telephone to vote up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Monster Worldwide, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date For Against Abstain 2. RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS MONSTER WORLDWIDE, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010 The Board of Directors recommends a vote FOR all of the nominees in proposal 1 and FOR proposal 2. 0 0 0 Vote On Directors 1. ELECTION OF DIRECTORS Nominees: Vote On Proposal (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) 1a. Salvatore Iannuzzi 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 1h. Timothy T. Yates 1g. Roberto Tunioli 1f. Jeffrey F. Rayport 1e. Cynthia P. McCague 1d. Edmund P. Giambastiani, Jr. 1c. John Gaulding 1b. Robert J. Chrenc Note: This proxy will be voted as specified. If no specification is made it will be voted FOR all nominees in proposal 1 and FOR proposal 2. The proxies are authorized to vote in their discretion with respect to other matters that may come before the meeting. For Against Abstain

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. MONSTER WORLDWIDE, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Salvatore Iannuzzi and Timothy T. Yates, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Monster Worldwide, Inc. to be held at 10:00 a.m. on Tuesday, June 8, 2010, at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, NY 10036, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, as directed on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged. (To be Completed, Signed and Dated on Reverse Side)